                                                                    EXHIBIT 99.2

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Union Planters Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of earnings, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Union Planters Corporation (Union Planters) and its subsidiaries at December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Union Planters' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, Union Planters changed its method of accounting for goodwill and other intangibles.

As discussed in Note 24 to the consolidated financial statements, on January 22, 2004, Union Planters entered into a merger agreement with Regions Financial Corporation.

/s/ PRICEWATERHOUSECOOPERS LLP
--------------------------------------
PricewaterhouseCoopers LLP
Memphis, Tennessee
January 15, 2004, except as to
Note 24, which is as of January 22,
2004

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2003          2002
                                                              -----------   -----------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
  Cash and due from banks...................................  $   961,986   $ 1,008,078
  Interest-bearing deposits at financial institutions.......       84,590       116,208
  Federal funds sold and securities purchased under
    agreements to resell....................................      699,800       122,069
  Trading account assets....................................      343,089       266,322
  Loans held for resale.....................................      832,474     2,430,298
  Available for sale securities.............................    4,955,877     5,467,283
  Loans:
    Commercial, financial and agricultural..................    5,007,404     5,216,820
    Foreign.................................................      258,713       217,570
    Accounts receivable -- factoring........................      595,337       666,731
    Real estate -- construction.............................    2,304,309     2,261,893
    Real estate -- mortgage
      Secured by 1-4 family residential.....................    3,515,057     4,472,626
      Non-farm, nonresidential properties...................    5,139,525     5,027,161
      Multi-family (5 or more) residential..................      856,094       843,631
      Secured by farmland...................................      474,456       489,584
    Home equity.............................................    2,062,582     1,538,088
    Consumer................................................    1,759,076     1,989,835
    Direct lease financing..................................       47,926        73,768
                                                              -----------   -----------
        Total loans.........................................   22,020,479    22,797,707
    Less: Unearned income...................................      (24,442)      (22,975)
        Allowance for losses on loans.......................     (330,826)     (350,931)
                                                              -----------   -----------
        Net loans...........................................   21,665,211    22,423,801
  Mortgage servicing rights, net............................      352,105       264,295
  Premises and equipment, net...............................      513,496       540,183
  Accrued interest receivable...............................      168,418       207,869
  Goodwill, net.............................................      743,185       743,212
  Other intangibles, net....................................      167,921       188,729
  Other assets..............................................      422,577       366,016
                                                              -----------   -----------
        TOTAL ASSETS........................................  $31,910,729   $34,144,363
                                                              ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits
    Noninterest-bearing.....................................  $ 5,384,335   $ 5,035,464
    Time deposits of $100,000 and over......................    1,576,916     1,674,952
    Other interest-bearing..................................   16,184,933    16,620,024
                                                              -----------   -----------
        Total deposits......................................   23,146,184    23,330,440
  Short-term borrowings.....................................    2,451,285     3,639,763
  Short- and medium-term senior notes.......................      597,892       600,045
  Federal Home Loan Bank long-term advances.................      428,903       960,029
  Other long-term debt......................................    1,598,405     1,227,699
  Accrued interest, expenses and taxes......................      158,778       260,275
  Other liabilities.........................................      463,643       899,830
                                                              -----------   -----------
        TOTAL LIABILITIES...................................   28,845,090    30,918,081
                                                              -----------   -----------
  Commitments and contingent liabilities (Notes 15, 19 and
    23).....................................................           --            --
  Shareholders' equity
    Convertible preferred stock (Note 10)...................        9,603        10,194
    Common stock, $5 par value; 300,000,000 shares
     authorized; 188,918,687 issued and outstanding
     (198,434,384 at December 31, 2002).....................      944,593       992,172
    Additional paid-in capital..............................      554,722       537,417
    Retained earnings.......................................    1,590,355     1,639,465
    Unearned compensation...................................      (36,081)      (20,118)
    Accumulated other comprehensive income..................        2,447        67,152
                                                              -----------   -----------
        TOTAL SHAREHOLDERS' EQUITY..........................    3,065,639     3,226,282
                                                              -----------   -----------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..........  $31,910,729   $34,144,363
                                                              ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF EARNINGS

                                                                     YEARS ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 2003          2002          2001
                                                              ----------    ----------    ----------
                                                                      (DOLLARS IN THOUSANDS,
                                                                      EXCEPT PER SHARE DATA)
INTEREST INCOME
  Interest and fees on loans................................  $1,296,035    $1,527,713    $1,937,322
  Interest and dividends on investment securities
    Taxable.................................................     187,115       230,355       281,741
    Tax-exempt..............................................      30,254        42,167        59,307
  Interest on deposits at financial institutions............       1,892         2,421         2,047
  Interest on federal funds sold and securities purchased
    under agreements to resell..............................       1,262         1,437         2,213
  Interest on trading account assets........................       8,651         9,562        15,836
  Interest on loans held for resale.........................     105,786        89,609        75,733
                                                              ----------    ----------    ----------
      Total interest income.................................   1,630,995     1,903,264     2,374,199
                                                              ----------    ----------    ----------
INTEREST EXPENSE
  Interest on deposits......................................     290,230       428,656       757,354
  Interest on short-term borrowings.........................      29,720        36,252       176,649
  Interest on long-term debt................................     114,447       148,775       164,116
                                                              ----------    ----------    ----------
      Total interest expense................................     434,397       613,683     1,098,119
                                                              ----------    ----------    ----------
      NET INTEREST INCOME...................................   1,196,598     1,289,581     1,276,080
PROVISION FOR LOSSES ON LOANS...............................     181,539       197,901       131,963
                                                              ----------    ----------    ----------
      NET INTEREST INCOME AFTER PROVISION FOR LOSSES ON
        LOANS...............................................   1,015,059     1,091,680     1,144,117
                                                              ----------    ----------    ----------
NONINTEREST INCOME
  Service charges on deposit accounts.......................     237,332       232,229       218,341
  Mortgage banking revenues, net............................     227,672       208,844       126,327
  Financial services........................................      77,932        82,959        78,852
  Merchant services income..................................       2,855        11,996        65,518
  Factoring commissions and fees............................      39,594        41,533        38,061
  Professional employment organization, net revenues........      34,360        28,305        21,916
  Bankcard transaction fees.................................      39,123        38,826        30,774
  Investment securities gains, net..........................       8,203        23,027         9,582
  Other income..............................................      98,271        84,050       122,610
                                                              ----------    ----------    ----------
      Total noninterest income..............................     765,342       751,769       711,981
                                                              ----------    ----------    ----------
NONINTEREST EXPENSE
  Salaries and employee benefits............................     553,595       536,799       537,060
  Net occupancy expense.....................................     101,191       102,005       104,414
  Equipment expense.........................................      82,586        84,192        89,371
  Other intangibles amortization............................      20,810        21,854        65,596
  Other expense.............................................     356,449       331,688       384,238
                                                              ----------    ----------    ----------
      Total noninterest expense.............................   1,114,631     1,076,538     1,180,679
                                                              ----------    ----------    ----------
      EARNINGS BEFORE INCOME TAXES..........................     665,770       766,911       675,419
Income taxes................................................     167,657       237,924       231,869
                                                              ----------    ----------    ----------
      NET EARNINGS..........................................  $  498,113    $  528,987    $  443,550
                                                              ==========    ==========    ==========
      NET EARNINGS APPLICABLE TO COMMON SHARES..............  $  497,328    $  528,011    $  442,162
                                                              ==========    ==========    ==========
EARNINGS PER COMMON SHARE
  Basic.....................................................  $     2.55    $     2.61    $     2.15
  Diluted...................................................        2.52          2.59          2.13
DIVIDENDS PER COMMON SHARE..................................  $     1.33    $     1.33    $     1.33
AVERAGE COMMON SHARES OUTSTANDING (IN THOUSANDS)
  Basic.....................................................     195,030       201,927       205,543
  Diluted...................................................     197,383       204,609       208,043

  The accompanying notes are an integral part of these consolidated financial statements.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                           CONVERTIBLE
                                                         PREFERRED STOCK        COMMON STOCK       ADDITIONAL
                                                         ----------------   --------------------    PAID-IN
                                                         SHARES   AMOUNT    SHARES      AMOUNT      CAPITAL
                                                         ------   -------   -------   ----------   ----------
                                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE, DECEMBER 31, 2000.............................    788    $19,691   202,102   $1,010,511    $417,543
 Comprehensive income
   Net earnings........................................     --        --         --           --          --
   Other comprehensive income, net of taxes
    Net change in unrealized gain (loss) on available
      for sale securities..............................     --        --         --           --          --
      Total comprehensive income.......................     --        --         --           --          --
 Cash dividends
   Common stock, $1.33 per share.......................     --        --         --           --          --
   Preferred stock, Series E, $2.00 per share..........     --        --         --           --          --
 Common stock issued under employee benefit plans and
   dividend reinvestment plan, net of stock
   exchanged...........................................     --        --        635        3,175      13,665
 Amortization of restricted stock grants...............     --        --         --           --          --
 Issuance of stock in business combination.............     --        --      6,557       32,785     110,546
 Conversion of preferred stock.........................   (144)   (3,590)       269        1,346       2,243
 Common stock repurchased and retired..................     --        --     (3,450)     (17,250)     (8,619)
                                                          ----    -------   -------   ----------    --------
BALANCE, DECEMBER 31, 2001.............................    644    16,101    206,113    1,030,567     535,378
                                                          ----    -------   -------   ----------    --------
 Comprehensive income
   Net earnings........................................     --        --         --           --          --
   Other comprehensive income, net of taxes
    Net change in unrealized gain on available for sale
      securities.......................................     --        --         --           --          --
      Total comprehensive income.......................     --        --         --           --          --
 Cash dividends
   Common stock, $1.33 per share.......................     --        --         --           --          --
   Preferred stock, Series E, $2.00 per share..........     --        --         --           --          --
 Common stock issued under employee benefit plans and
   dividend reinvestment plan, net of stock
   exchanged...........................................     --        --      1,120        5,603      25,715
 Amortization of restricted stock grants...............     --        --         --           --          --
 Conversion of preferred stock.........................   (236)   (5,907)       371        1,853       4,054
 Cash paid for fractional shares relating to stock
   split...............................................     --        --     (1,125)      (5,628)      5,286
 Common stock repurchased and retired..................     --        --     (8,045)     (40,223)    (33,016)
                                                          ----    -------   -------   ----------    --------
BALANCE, DECEMBER 31, 2002.............................    408    10,194    198,434      992,172     537,417
                                                          ----    -------   -------   ----------    --------
 Comprehensive income
   Net earnings........................................     --        --         --           --          --
   Other comprehensive income, net of taxes
    Net change in unrealized gain on available for sale
      securities.......................................     --        --         --           --          --
    Net change in unrealized gain on cash flow
      hedges...........................................     --        --         --           --          --
      Total comprehensive income.......................     --        --         --           --          --
 Cash dividends
   Common stock, $1.33 per share.......................     --        --         --           --          --
   Preferred stock, Series E, $2.00 per share..........     --        --         --           --          --
 Common stock issued under employee benefit plans and
   dividend reinvestment plan, net of stock
   exchanged...........................................     --        --      2,441       12,199      50,513
 Amortization of restricted stock grants...............     --        --         --           --          --
 Conversion of preferred stock.........................    (24)     (591)        44          222         369
 Common stock repurchased and retired..................     --        --    (12,000)     (60,000)    (33,577)
                                                          ----    -------   -------   ----------    --------
BALANCE, DECEMBER 31, 2003.............................    384    $9,603    188,919   $  944,593    $554,722
                                                          ====    =======   =======   ==========    ========

                                                                                      ACCUMULATED
                                                                                         OTHER
                                                          RETAINED      UNEARNED     COMPREHENSIVE
                                                          EARNINGS    COMPENSATION      INCOME         TOTAL
                                                         ----------   ------------   -------------   ----------
                                                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE, DECEMBER 31, 2000.............................  $1,493,072     $(16,922)       $(3,841)     $2,920,054
 Comprehensive income
   Net earnings........................................     443,550           --             --         443,550
   Other comprehensive income, net of taxes
    Net change in unrealized gain (loss) on available
      for sale securities..............................          --           --         58,405          58,405
                                                                                                     ----------
      Total comprehensive income.......................          --           --             --         501,955
 Cash dividends
   Common stock, $1.33 per share.......................    (273,256)          --             --        (273,256)
   Preferred stock, Series E, $2.00 per share..........      (1,388)          --             --          (1,388)
 Common stock issued under employee benefit plans and
   dividend reinvestment plan, net of stock
   exchanged...........................................          (2)       1,125             --          17,963
 Amortization of restricted stock grants...............          --        2,775             --           2,775
 Issuance of stock in business combination.............          --           --             --         143,331
 Conversion of preferred stock.........................          --           --             --              (1)
 Common stock repurchased and retired..................     (61,823)          --             --         (87,692)
                                                         ----------     --------        -------      ----------
BALANCE, DECEMBER 31, 2001.............................   1,600,153      (13,022)        54,564       3,223,741
                                                         ----------     --------        -------      ----------
 Comprehensive income
   Net earnings........................................     528,987           --             --         528,987
   Other comprehensive income, net of taxes
    Net change in unrealized gain on available for sale
      securities.......................................          --           --         12,588          12,588
                                                                                                     ----------
      Total comprehensive income.......................          --           --             --         541,575
 Cash dividends
   Common stock, $1.33 per share.......................    (269,097)          --             --        (269,097)
   Preferred stock, Series E, $2.00 per share..........        (976)          --             --            (976)
 Common stock issued under employee benefit plans and
   dividend reinvestment plan, net of stock
   exchanged...........................................          --       (9,132)            --          22,186
 Amortization of restricted stock grants...............          --        2,036             --           2,036
 Conversion of preferred stock.........................          --           --             --              --
 Cash paid for fractional shares relating to stock
   split...............................................          --           --             --            (342)
 Common stock repurchased and retired..................    (219,602)          --             --        (292,841)
                                                         ----------     --------        -------      ----------
BALANCE, DECEMBER 31, 2002.............................   1,639,465      (20,118)        67,152       3,226,282
                                                         ----------     --------        -------      ----------
 Comprehensive income
   Net earnings........................................     498,113           --             --         498,113
   Other comprehensive income, net of taxes
    Net change in unrealized gain on available for sale
      securities.......................................          --           --        (66,452)        (66,452)
    Net change in unrealized gain on cash flow
      hedges...........................................          --           --          1,747           1,747
                                                                                                     ----------
      Total comprehensive income.......................          --           --             --         433,408
 Cash dividends
   Common stock, $1.33 per share.......................    (260,586)          --             --        (260,586)
   Preferred stock, Series E, $2.00 per share..........        (785)          --             --            (785)
 Common stock issued under employee benefit plans and
   dividend reinvestment plan, net of stock
   exchanged...........................................          --      (19,344)            --          43,368
 Amortization of restricted stock grants...............          --        3,381             --           3,381
 Conversion of preferred stock.........................          --           --             --              --
 Common stock repurchased and retired..................    (285,852)          --             --        (379,429)
                                                         ----------     --------        -------      ----------
BALANCE, DECEMBER 31, 2003.............................  $1,590,355     $(36,081)       $ 2,447      $3,065,639
                                                         ==========     ========        =======      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 2003          2002          2001
                                                              -----------   -----------   -----------
                                                                      (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
  Net earnings..............................................  $   498,113   $   528,987   $   443,550
  Reconciliation of net earnings to net cash provided (used)
    by operating activities:
    Provision for losses on loans...........................      181,539       197,901       131,963
    Depreciation and amortization of premises and
      equipment.............................................       67,182        66,207        77,001
    Amortization of other intangibles.......................       20,810        21,854        65,596
    Amortization and impairment of mortgage servicing
      rights, net...........................................      116,582        34,547        57,582
    Net amortization of investment securities...............       30,771        11,204        10,078
    Net realized gains on investment securities.............       (8,203)      (23,027)       (9,582)
    Gains on sale of residential mortgages..................      (43,463)      (95,539)      (20,425)
    Gains on sale of branches and subsidiaries..............      (19,254)       (5,358)      (44,795)
    Deferred income tax expense.............................       64,076        45,831        23,256
    Net decrease (increase) in trading account assets and
      loans held for resale.................................    1,481,547      (445,770)   (1,214,573)
    Net (increase) decrease in other assets.................     (104,148)       29,886      (102,909)
    Net (decrease) increase in accrued interest, expenses,
      taxes and other liabilities...........................      (70,308)      (29,291)      112,783
                                                              -----------   -----------   -----------
      Net cash provided (used) by operating activities......    2,215,244       337,432      (470,475)
                                                              -----------   -----------   -----------
INVESTING ACTIVITIES
  Net decrease (increase) in short-term investments.........       14,423       (61,857)       (5,307)
  Proceeds from sales of available for sale securities......    4,567,314     1,728,462     1,176,837
  Proceeds from maturities, calls and prepayments of
    available for sale securities...........................    2,286,933       846,102     1,298,788
  Purchases of available for sale securities................   (6,983,638)   (2,722,434)     (279,155)
  Net increase in loans.....................................     (496,643)      (83,537)     (369,749)
  Net cash received through business
    acquisitions/divestitures...............................       19,400            --        61,970
  Proceeds from whole loan sales and securitizations of
    residential mortgages...................................      856,048       185,682     1,955,915
  Purchases of premises and equipment, net..................      (44,132)      (52,789)      (33,886)
                                                              -----------   -----------   -----------
      Net cash provided (used) by investing activities......      219,705      (160,371)    3,805,413
                                                              -----------   -----------   -----------
FINANCING ACTIVITIES
  Net (decrease) increase in deposits.......................      (45,386)       55,526       408,337
  Net (decrease) increase in short-term borrowings..........   (1,188,478)      560,931    (3,018,777)
  Proceeds from issuance of medium and long-term debt,
    net.....................................................      496,525       598,593     1,467,415
  Repayment of long-term debt...............................     (648,005)     (561,758)   (1,211,442)
  Proceeds from issuance of common stock....................       43,485        31,583        17,962
  Cash paid for fractional shares relating to stock split...           --          (342)           --
  Proceeds from sale of subsidiary stock, net...............       86,893            --            --
  Purchases and retirements of common stock.................     (379,429)     (292,841)      (87,692)
  Net cash received from deposits assumed...................       37,286        15,891            --
  Net cash paid for settlement of deposits sold.............      (44,830)     (151,258)     (723,839)
  Cash dividends paid.......................................     (261,371)     (270,152)     (274,691)
                                                              -----------   -----------   -----------
    Net cash used by financing activities...................   (1,903,310)      (13,827)   (3,422,727)
                                                              -----------   -----------   -----------
Net increase (decrease) in cash and cash equivalents........      531,639       163,234       (87,789)
Cash and cash equivalents at the beginning of the year......    1,130,147       966,913     1,054,702
                                                              -----------   -----------   -----------
Cash and cash equivalents at the end of the year............  $ 1,661,786   $ 1,130,147   $   966,913
                                                              ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES
  Cash paid for:
    Interest................................................  $   452,194   $   636,513   $ 1,413,403
    Income taxes............................................      164,813       214,482       188,376
  Non-cash items:
    Unrealized gain on available for sale securities........        1,866       106,240        86,381
    Unrealized gain on cash flow hedges.....................        1,747            --            --
    Available for sale securities, pending settlement.......           --       506,969            --
    Transfers to other real estate from loans...............  153,008....        88,148        51,308
    Change in long-term debt due to change in reporting
      entity................................................        6,161            --            --

See Notes 2 and 10, respectively, related to business combinations and conversions of preferred stock.

  The accompanying notes are an integral part of these consolidated financial statements.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

Union Planters Corporation (Union Planters or the Company) is a multi-state bank holding company headquartered in Memphis, Tennessee. Union Planters operates three banking subsidiaries with 717 banking offices and 925 ATMs in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. At December 31, 2003, Union Planters had consolidated total assets of $31.9 billion, placing it among the 30 largest bank holding companies based in the United States and the largest headquartered in Tennessee. Through its subsidiaries, Union Planters provides a diversified range of financial services in the communities in which it operates, including consumer, commercial and corporate lending; retail banking; and other ancillary financial services traditionally furnished by full-service financial institutions. Additional services offered include factoring operations; mortgage origination and servicing; investment management and trust services; the issuance of debit cards; the offering of credit cards; the origination, packaging and securitization of loans, primarily the government-guaranteed portion of Small Business Administration (SBA) loans; full-service and discount brokerage; the sale of annuities and bank-eligible insurance products; and professional employment organization services, including worker's compensation management, employee benefits management, payroll administration, safety and risk management, human resource administration and compliance administration.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES. The accounting and reporting policies of Union Planters and its subsidiaries conform with accounting principles generally accepted in the United States and general practices within the financial services industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Examples of estimates include the adequacy of the allowance for losses on loans, accruals for income taxes and estimates of fair value of financial instruments. Actual results could differ from those estimates. The following is a summary of the more significant accounting policies of Union Planters.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Union Planters and all majority-owned subsidiaries after elimination of significant intercompany accounts and transactions. Companies in which Union Planters holds 20% or greater but less than 50% of the voting stock are accounted for using the equity method for investments. Companies in which Union Planters holds less than 20% of the voting stock are accounted for using the cost method for investments. Companies used by Union Planters to securitize mortgage loans meet the criteria for qualifying special purpose entities established by Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and are not consolidated. Companies used to securitize factored receivables, which were used until mid 2003, are not qualifying special purpose entities under SFAS No. 140 and are consolidated. Business combinations accounted for as purchases are included in the consolidated financial statements from their respective dates of acquisition. Assets and liabilities of financial institutions accounted for as purchases are adjusted to their fair values as of their dates of acquisition. Certain prior year amounts have been reclassified to conform with the 2003 financial reporting presentation. During the second quarter of 2002, Union Planters completed a three-for-two stock split paid in the form of a stock dividend. All share and per share data amounts have been adjusted to reflect the split.

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. The Company adopted FIN No. 46 on July 1, 2003 and as a result, deconsolidated Union Planters

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

Capital Trust A (the UPC Trust). The sole assets of the UPC Trust are 8.20% Junior Subordinated Deferrable Interest Debentures of Union Planters Corporation (the Junior Subordinated Debentures). The UPC Trust's liabilities are primarily represented by 8.20% Trust Preferred Securities, which have previously been included in other long-term debt in the Union Planters Consolidated Balance Sheet. Under FIN No. 46, the Junior Subordinated Debentures, which are substantially equal in amount to the Trust Preferred Securities, cease to be eliminated in consolidation and are included in other long-term debt in the Union Planters Consolidated Balance Sheet as of December 31, 2003. The adoption of FIN No. 46 increased the Consolidated Balance Sheet by $6.2 million, representing the difference between the Junior Subordinated Debentures and the Trust Preferred Securities.

In the second quarter of 2003, Union Planters began netting amortization and impairment expense associated with mortgage servicing rights against mortgage banking revenues in the Consolidated Statement of Earnings. This classification is more consistent with prevailing practice in the banking industry. All prior periods have been adjusted to conform with this presentation.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents, which include cash, due from banks, securities purchased under agreements to resell and federal funds, aggregated $1,662 million, $1,130 million and $967 million at December 31, 2003, 2002 and 2001, respectively. Union Planters' banking subsidiaries are required to maintain noninterest-bearing reserve balances with the Federal Reserve Bank
(FRB). The average balance required to be maintained for such purposes was $31 million during 2003 and $26 million during 2002. At December 31, 2003 and 2002, the Company was also required to maintain reserve balances of $51 million and $82 million, respectively, related to other contractual obligations, the majority of which is held in deposit with the drawee for Union Planters' official checks.

SECURITIES AND TRADING ACCOUNT ASSETS. Debt and equity securities that are bought and principally held for the purpose of selling them in the near term are classified as trading securities. These consist primarily of the government-guaranteed portion of SBA loans and SBA participation certificates. Gains and losses on sales and fair-value adjustments of trading securities are included in profits and commissions from trading activities.

Debt securities that Union Planters has the positive intent and ability to hold to maturity are classified as held to maturity securities and carried at cost, adjusted for the amortization of premium and accretion of discount using the level-yield method. Generally, the held to maturity portfolios of acquired entities are reclassified to the available for sale portfolio upon acquisition. At December 31, 2003 and 2002, Union Planters had no securities classified as held to maturity.

Debt and equity securities that Union Planters has not classified as held to maturity or trading are classified as available for sale securities. These are reported at fair value, with unrealized gains and losses, net of deferred taxes, included in accumulated other comprehensive income. Gains or losses from sales of available for sale securities are computed using the specific identification method and are included in investment securities gains (losses) together with impairment losses considered other than temporary.

LOANS HELD FOR RESALE. Loans held for resale primarily include mortgage loans originated for sale into the secondary market and are carried at the lower of cost or fair value on an aggregate basis unless the loans are part of a qualifying and effective hedging relationship. Substantially all of the Company's mortgage loans originated for sale into the secondary market are hedged with derivative financial instruments in a qualifying and effective hedging relationship. As a result, all such loans are carried at fair value.

LOANS. Loans are carried at the principal amount outstanding. Interest income on loans is recognized using constant yield methods except for unearned income, which is recorded as income using a method that approximates the interest method. Loan origination fees and direct loan origination costs are deferred and recognized over the life of the related loans as adjustments to interest income.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

Certain of Union Planters' banking subsidiaries, principally Union Planters Bank, National Association (UPB), have granted loans to Union Planters' directors, executive officers and their affiliates. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risks of collectability. The aggregate dollar amount of these loans at December 31, 2003 and 2002 represented less than 5% of total shareholders' equity.

LOAN SALES. Through the sale and securitization of loans, Union Planters may retain one or more subordinated tranches, servicing rights and, in some cases, a cash reserve account, all of which are retained interests in the securitized loans. Gains or losses on the sale of the loans depends in part on the previous carrying amounts of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. To obtain fair values, quoted market prices are used if available. If quotes are not available for the retained interests, Union Planters estimates fair value based on the present value of future expected cash flows calculated using management's best estimate of key assumptions -- expected credit losses, prepayment speeds, weighted average life and discount rates commensurate with the risks involved.

NONPERFORMING LOANS. Nonperforming loans consist of nonaccrual loans and restructured loans. Loans, other than consumer loans, are generally placed on nonaccrual status and interest and loan fees are not recorded if, in management's opinion, payment in full of principal or interest is not expected or when payment of principal or interest is contractually past due 90 days or more, unless the loan is both well-secured and in the process of collection. Single-family residential mortgage loans are placed on nonaccrual status if the loan is not in the process of collection or is not well secured. FHA/VA government-insured/guaranteed loans which are contractually past due 90 days or more are placed on nonaccrual status when interest claim reimbursements are likely to be denied due to missed filing dates in the foreclosure process. Consumer loans are automatically charged off when they become contractually past due 120 days. In the interim, consumer loans are placed on nonaccrual status upon the occurrence of certain events, such as bankruptcy. Other loans are generally charged off in the period in which an event occurs that confirms the existence of a loss.

Cash receipts on nonaccrual loans are first applied as a reduction of principal until all outstanding principal has been collected. Any further cash receipts are then applied against uncollected interest.

ALLOWANCE FOR LOSSES ON LOANS. The allowance for losses on loans represents management's best estimate of losses inherent in the existing loan portfolio. The allowance for losses on loans is increased by the provision for losses on loans charged to expense and reduced by loans charged off, net of recoveries. The provision for losses on loans is determined based on management's assessment of several factors: reviews and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current and anticipated economic conditions and the related impact on specific borrowers and industry groups, historical loan loss experience, the level of classified and nonperforming loans and the results of regulatory examinations.

Loans are considered impaired if, based on current information and events, it is probable that Union Planters will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the fair value of the collateral for collateral dependent loans. If the loan is not collateral dependent, the measurement of impairment is based on the present value of expected future cash flows discounted at the historical effective interest rate or the observable market price of the loan.

PREMISES AND EQUIPMENT. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method and is charged to operating expense over the estimated useful lives of the assets. Depreciation expense is computed principally using

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES estimated lives of five to forty years for premises and two to ten years for furniture and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the initial term of the respective lease or the estimated useful life of the improvement. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred.

BUSINESS COMBINATIONS. Prior to June 2001, the unamortized costs in excess of the fair value of acquired net tangible assets were included in goodwill and other intangibles. For acquisitions where the fair value of net assets acquired exceeded the purchase price, the resulting negative goodwill was allocated proportionally to noncurrent, nonmonetary assets. Any excess remaining after these assets were reduced to zero was recorded as a deferred credit and amortized into income over the period of benefit.

Subsequent to June 2001 when SFAS No. 141, Business Combinations, became effective, intangible assets arising from a business combination are recognized as assets apart from goodwill if they meet either the contractual -- legal criterion or the separability criterion. Any excess fair value of net assets acquired exceeding the purchase price remaining after noncurrent, nonmonetary assets are reduced to zero is recorded as an extraordinary gain. Disclosures concerning the primary reasons for business combinations, the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption, and additional information concerning goodwill and other intangibles are made as required.

GOODWILL AND OTHER INTANGIBLES. Prior to December 31, 2001, the unamortized costs in excess of the fair value of acquired net tangible assets were included in goodwill and other intangibles. All intangible assets were amortized over the estimated period benefited, which ranged up to 25 years for goodwill and up to 15 years for premiums on purchased deposits. Goodwill was amortized using the straight-line method, while premiums on purchased deposits were amortized using a method that approximated the pattern of the expected runoff of the related deposits.

On January 1, 2002, Union Planters adopted SFAS No. 142, Goodwill and Other Intangible Assets. This standard superceded Accounting Principles Board Opinion No. 17, Intangible Assets, and changed how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in the financial statements upon their acquisition. Specifically, SFAS No. 142:

- Adopts a view of goodwill that bases the accounting for goodwill on the reporting units of the combined entity into which the acquired entity is integrated.

- Requires goodwill and other intangible assets that have indefinite lives to be tested at least annually for impairment rather than being amortized. Intangible assets that have finite useful lives continue to be amortized over their useful lives, but without the constraint of an arbitrary ceiling.

- Provides specific guidance for testing goodwill for impairment.

- Provides specific guidance on testing intangible assets that will not be amortized for impairment and thus removes those assets from the scope of other impairment guidance.

- Requires disclosure about changes in the carrying amount of goodwill from period to period (in the aggregate and by reportable segment), the carrying amount of intangible assets by major intangible asset class for those subject to amortization and for those not subject to amortization, and the estimated asset amortization for the next five years.

Upon adoption of SFAS No. 142, Union Planters assessed both its goodwill and other intangible assets and determined that there was no impairment. Consequently, other intangible assets continued to be amortized in accordance with their previously established lives.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

As required under SFAS No. 142, goodwill is assessed for impairment at a reporting unit level at least annually using the present value of discounted cash flows. The calculation of cash flows for each reporting unit begins with an estimation for several trend scenarios in net earnings, taking into account anticipated effective tax rates, over the next 10 years, including historical, forecasted, high performance, low performance and worst-case trends. A terminal value, based on a five-year average historical earnings multiple, is added to each scenario at the end of 10 years to determine total cash flows. A discount factor, approximating the cost of capital, is then applied to each cash flow scenario to determine the present value. The present value of each scenario is then weighted based on the probability of occurrence as assessed by management. The resulting weighted average present value is compared to the recorded equity of each reporting unit. As long as the weighted average present value is greater, there is no impairment to goodwill. Union Planters performed its annual test for impairment during 2003 and 2002 and determined that there was no impairment.

Intangible assets acquired through the purchase of branches were excluded from the scope of SFAS No. 142 resulting in the continued amortization of certain unidentified intangibles included in goodwill. In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions, which amends the accounting for acquisitions of branches qualifying as a business. Such acquisitions are now accounted for in accordance with SFAS No. 142. During the fourth quarter of 2002, Union Planters adopted this standard and, as required, reversed approximately $6.8 million of pre-tax amortization expense incurred during the first nine months of 2002. The pro-forma impact on diluted earnings per share for 2001 would have been an increase of $.19 had the standard been applied retroactively. See Note 7, "Intangible Assets," for further discussion.

MORTGAGE SERVICING RIGHTS. Mortgage servicing rights are stratified based on guarantor, origination period and interest rate. The servicing rights are carried at the lower of cost or fair value by strata. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income. Management evaluates the recoverability of the servicing rights in relation to the impact of actual and anticipated loan portfolio prepayment, foreclosure and delinquency experience. Union Planters periodically evaluates its servicing rights to determine if the carrying value, before the application of the valuation allowance, is probable of recovery. If it is determined that a portion of the asset is not recoverable, the asset and the previously designated valuation allowance are written down.

OTHER REAL ESTATE. Properties acquired through foreclosure and unused bank premises are initially recorded at fair value, reduced by estimated selling costs. The fair values of other real estate are typically determined based on appraisals by independent third parties. The fair value of individual properties is determined by applying one or more of the three common valuation approaches (comparable sales, cost or income/discounted cash flows) appropriate in the circumstances. Factors such as interest rates and general economic conditions affect appraised values. Write-downs of the related loans at or prior to the date of foreclosure are charged to the allowance for losses on loans. Subsequent write downs, income and expense incurred in connection with holding such assets, and gains and losses realized from the sales of such assets, are included in noninterest income and expense. At December 31, 2003 and 2002, net other real estate was $49.8 million and $78.3 million, respectively.

STOCK-BASED COMPENSATION. Union Planters has elected not to adopt the recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which requires a fair-value-based method of accounting for stock options and similar equity awards. As permitted under SFAS No. 123, Union Planters continues to apply APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock compensation plans and, accordingly, does not recognize compensation cost, except for stock grants. Had compensation cost for Union Planters' stock option plans been consistently expensed based upon the fair value at the grant date for awards under the methodology prescribed under SFAS No. 123, Union Planters' net income and earnings per share would have been

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES reduced as shown in the table below. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions in 2003, 2002 and 2001, respectively: expected dividend yield of 4.09%, 5.11% and 5.15%; expected volatility of 27.32%, 29.62% and 29.75%; risk-free interest rate of 3.00%, 2.56% and 3.67%; and an expected life of 3.8 years, 3.9 years and 5.1 years. Forfeitures are recognized as they occur. This schedule excludes the earnings impact of options acquired and accelerated through acquisitions.

                                                                 YEARS ENDED DECEMBER 31,
                                                             ---------------------------------
                                                               2003        2002        2001
                                                             ---------   ---------   ---------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER
                                                                        SHARE DATA)
Weighted average fair value of shares at grant date........   $ 5.41      $ 4.03      $ 4.75
                                                              ======      ======      ======
Net earnings -- as reported................................   $498.1      $529.0      $443.6
Less: Total stock-based employee compensation expense
  determined under fair value-based method, net of tax
  benefit..................................................     14.6        13.9        10.6
                                                              ------      ------      ------
Net earnings -- pro-forma..................................   $483.5      $515.1      $433.0
                                                              ======      ======      ======
Earnings per share -- as reported
  Basic(1).................................................   $ 2.55      $ 2.61      $ 2.15
  Diluted..................................................     2.52        2.59        2.13
Earnings per share -- pro-forma
  Basic(1).................................................     2.48        2.55        2.10
  Diluted..................................................     2.45        2.52        2.08

---------------

(1) For the purpose of calculating basic earnings per share, net earnings is adjusted by the dividend on preferred stock, which was $785,000 in 2003, $1.0 million in 2002 and $1.4 million in 2001.

INCOME TAXES. Union Planters files a consolidated federal income tax return, which includes all of its subsidiaries except for a credit life insurance company, certain corporations which have elected status as Real Estate Investment Trusts that are required to file separate income tax returns and certain pass through entities. Income tax expense is allocated between the parent company and its subsidiaries as if each had filed a separate return. The provision for income taxes is comprised of taxes that are currently payable and deferred taxes that relate to temporary differences between the book and tax basis of assets and liabilities that will result in deductible or taxable amounts in future years when such assets and liabilities are recovered or settled. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be realized or settled. Recognition of certain deferred tax assets is based upon management's belief that, based upon historical earnings and anticipated future earnings, normal operations will continue to generate sufficient future taxable income to realize these benefits. When, in the opinion of management, it is "more likely than not" that the asset will be realized, no valuation allowance is established for deferred tax assets.

DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, Union Planters records all derivatives in the Consolidated Balance Sheet at their fair value. Changes in fair value are recorded each period in current earnings or other comprehensive income depending upon the purpose for using the derivative and/or its qualification, designation and effectiveness as a hedging transaction.

Derivative Instruments and Hedging Activities -- Business Perspective. Union Planters has developed risk management programs and processes designed to manage market risk associated with the Company's business activities. Interest rate risk is a predominant risk that further influences a number of other

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES business risks such as pricing risk, prepayment risk, valuation risk, balance sheet management and funding risk. As part of its risk management program, the Company utilizes derivative financial instruments to manage interest rate risks associated with its balance sheet activities. At year-end, the derivative financial instrument positions were fair value hedges of loans held for resale, deposits and debt, cash flow hedges of loans held for investment purposes and other freestanding derivative financial instruments.

Loan production activities include the origination or acquisition of mortgage loans, the warehousing of those loans in inventory and the resale of those loans to investors in the secondary market. The Company utilizes derivative financial instruments to protect and manage interest rate risk and pricing risk associated with its loans held for resale and its mortgage pipeline. The derivative financial instruments associated with loans held for resale are accounted for as fair value hedges in accordance with applicable accounting literature. Union Planters also enters into various derivative financial instruments to offset changes in the value of its mortgage servicing rights in addition to the mortgage pipeline, which also is defined to be a derivative under SFAS No. 133 and therefore marked-to-market through earnings. The fair value of derivative financial instruments associated with loans held for resale, the mortgage pipeline and mortgage servicing rights are included in other assets or other liabilities.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of
Operations -- Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a business and amends Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements. Significant changes in accounting include:

- Establishment of a single accounting model for long-lived assets to be disposed of by sale.

- Goodwill is no longer included in the scope of this guidance.

- Long-lived assets to be abandoned are now required to have depreciable lives that are in accordance with APB Opinion No. 20, Accounting Changes.

- Long-lived assets to be disposed of by sale are required to be measured at the lower of book value or the fair value less the cost to sell.

- Losses related to discontinued operations are no longer reported until they have been incurred.

Union Planters adopted this standard on January 1, 2002. The adoption of this standard did not have a material impact on the Company's financial condition, results of operations or cash flows.

COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES. In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Previous guidance required expenses for exit or disposal activities to be accrued when the exit or disposal plan was approved by management and the liability was probable and quantifiable regardless of when the expense would be incurred. This standard requires that liabilities or costs associated with such activities be recognized when incurred. This standard also requires that any such liability be recognized initially at fair value. Union Planters adopted this Standard on January 1, 2003. The adoption of this standard did not have a material impact on the Company's financial condition, results of operations or cash flows.

GUARANTEES. In November 2002, the FASB issued FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, An Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB interpretation No. 34. FIN No. 45 requires that upon issuance of certain guarantees, the guarantor must recognize a liability for the fair value of the obligation assumed under the guarantee. Fair value at the issuance of the guarantee includes the premium

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES received by the guarantor or, if the guarantee is part of a transaction with multiple elements, the amount that would be required by the guarantor to issue the same guarantee in a stand-alone, arms length transaction. In addition to recording the fair value of the guarantee, the guarantor must disclose certain information regarding the nature of guarantees made including:

- The approximate term

- How the guarantee arose

- Events or circumstances that would require the guarantor to perform under the guarantee

- The maximum potential amount of future payments that could be required

- The current carrying amount of the liability

- The nature of any recourse provisions or collateral held, which the guarantor can use to recover any portion of amounts paid under the guarantee

Union Planters adopted this Standard on December 31, 2002. The adoption of this standard did not have a material impact on the Company's financial condition, results of operations or cash flows.

RECENT ACCOUNTING PRONOUNCEMENTS

DERIVATIVE FINANCIAL INSTRUMENTS. In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This standard amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and became effective for contracts entered into or modified after June 30, 2003. Union Planters adopted this standard on July 1, 2003. The adoption did not have a material effect on the Company's financial condition, results of operations or cash flows.

FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY. In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This standard establishes how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments, including some previously classified as equity, as a liability (or an asset in some circumstances). These include:

- A financial instrument in the form of shares that is mandatorily redeemable.

- A financial instrument, other than an outstanding share, that, at inception, embodies an obligation to repurchase the issuer's equity shares, or is indexed to such an obligation, and that requires or may require the issuer to settle the obligation by transferring assets.

- A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares, if, at inception, the monetary value of the obligation is based solely or predominantly on any of the following:

  a. A fixed monetary amount known at inception, for example, a payable which may be settled with a variable number of the issuer's equity shares;

  b. Variations in something other than the fair value of the issuer's equity shares, for example, a financial instrument indexed to the S&P 500 and settleable with a variable number of the issuer's equity shares; and

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

  c. Variations inversely related to changes in the fair value of the issuer's equity shares, for example, a written put option that could be net share settled.

This standard became effective for financial instruments entered into or modified after May 31, 2003, and otherwise, in the case of Union Planters, on July 1, 2003. The adoption did not have a material impact on the Company's financial condition, results of operations or cash flows.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES. As discussed above, as of July 1, 2003, Union Planters deconsolidated the UPC Trust, whose liabilities are primarily represented by 8.20% Trust Preferred Securities. The Trust Preferred Securities presently qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. The Junior Subordinated Debentures do not qualify as Tier 1 regulatory capital. The Federal Reserve Board has reached no final conclusion on the continued qualification of Trust Preferred Securities but has indicated that until further notice, Trust Preferred Securities will continue to count as Tier 1 regulatory capital. Should the Federal Reserve Board reach a conclusion that Trust Preferred Securities no longer included on the Consolidated Balance Sheet would cease to qualify as Tier 1 regulatory capital, Union Planters' Tier 1 regulatory capital would be reduced by approximately $200 million.

PURCHASED LOANS. In December 2003, Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with earlier application encouraged. A certain transition provision applies for certain aspects of loans currently within the scope of Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. Loans acquired in business combinations are included in the scope of the SOP. The SOP does not apply to loans originated by the entity. Union Planters has not yet adopted the provisions of the SOP and does not expect them to have a material impact on the Company's financial condition, results of operations or cash flows.

ACCOUNTING FOR RETIREE WELFARE PROGRAMS. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act expands Medicare, primarily by adding a prescription drug benefit starting in 2006. The Act provides employers with a range of options for coordinating their existing programs with the new government sponsored program. These options include supplementing the government program on a secondary payer basis or accepting a direct subsidy from the government to support a portion of the cost of the employer's program. This will likely reduce the employer cost of providing prescription drug benefits for Medicare-eligible retirees.

The retiree health obligations and costs reported in these financial statements do not reflect any potential impact of the Act. Specific, authoritative guidance on the accounting for the government subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information. As a result of possible amendments to the Company's retiree health program, the Company's retiree healthcare obligations and costs may be reduced.

INTEREST RATE LOCK COMMITMENTS. In early October 2003, the FASB added a limited scope project, the objective of which is to clarify SFAS No. 133 (as amended) with respect to determining the fair value of loan commitments (including interest rate lock commitments). Specifically, the project will address two issues: 1) what information an entity should use to determine the fair value of a loan commitment that is accounted for as a derivative under SFAS No. 133 and
2) whether a loan commitment should ever be reported as an asset by the issuer of that commitment. The Board is currently in the process of conducting research and preparing a proposed scope and timetable for the project. In the first quarter of 2004, the

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

FASB will discuss what urgency is appropriate for this project in view of the expected significant reduction in the current diversity in practice in the near future. If the FASB issues a final EITF consensus determining that mortgage loan commitments are written options that may only be reported as liabilities, not as assets, there would be a significant impact on the accounting for Union Planters' mortgage pipeline. Presently, both the pipeline and derivative financial instruments utilized to manage interest rate and pricing risk associated with the pipeline are carried on the Consolidated Balance Sheet at fair value, with changes in fair value included in current earnings. Movements in the fair values of the pipeline and the derivative financial instruments tend to move in opposite directions. Under this scenario, a decline in the fair value of the derivative financial instruments may not be fully offset by an increase in the fair value of the pipeline, resulting in a net charge to earnings.

Additionally, the SEC recently issued Staff Accounting Bulletin (SAB) No. 105. SAB No. 105 clarifies the SEC's position that the inclusion of cash flows from servicing or ancillary income in the determination of the fair value of interest rate lock commitments is not appropriate. Union Planters has not yet determined the impact on the consolidated financial statements of SAB No. 105, which must be implemented for loan commitments entered into on or after April 1, 2004.

NOTE 2.  BUSINESS COMBINATIONS AND DIVESTITURES

During the three-year period ended December 31, 2003, Union Planters consummated the following business combination, which was accounted for as a purchase:

                                           DATE                       TOTAL     RESULTING    TOTAL
INSTITUTION                              ACQUIRED    CONSIDERATION    ASSETS   INTANGIBLES   EQUITY
-----------                              --------   ---------------   ------   -----------   ------
                                                                          (DOLLARS IN MILLIONS)
Jefferson Savings Bancorp, Inc. .......  2/12/01          6,557,173   $1,605       $47        $163
                                                          shares of
                                                       common stock

Because the above purchase acquisition is insignificant to the consolidated results of Union Planters, pro-forma information has been omitted.

On December 31, 2003, Union Planters completed the sale to an unrelated third party of its indirect wholly-owned subsidiary, Magna Insurance, Inc. (Magna Insurance), for $19.4 million in cash. The transaction gave rise to a loss on the sale of $.4 million. As of the date of the sale, Magna Insurance had assets of $29.1 million and shareholder's equity of $19.8 million. Its revenues and expenses were not material to any period presented.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

NOTE 3.  AVAILABLE FOR SALE SECURITIES

The following is a summary of Union Planters' investment securities, all of which were classified as available for sale:

                                                            UNREALIZED
                                            AMORTIZED    -----------------
                                               COST       GAINS    LOSSES    FAIR VALUE
                                            ----------   -------   -------   ----------
                                                      (DOLLARS IN THOUSANDS)
DECEMBER 31, 2003
U.S. Government and federal agencies
  U.S. Treasury...........................  $   71,921   $ 1,462   $    36   $   73,347
  U.S. Government agencies
     Collateralized mortgage
       obligations........................     900,831     1,754    11,143      891,442
     Mortgage-backed......................   1,181,765     7,734    19,471    1,170,028
     Other................................   1,075,082     3,250    17,671    1,060,661
                                            ----------   -------   -------   ----------
       Total U.S. Government and federal
          agencies........................   3,229,599    14,200    48,321    3,195,478
Obligations of states and political
  subdivisions............................     384,020    22,230        40      406,210
Collateralized mortgage obligations.......   1,019,691    12,979     2,003    1,030,667
Other stocks and securities...............     320,701     3,130       309      323,522
                                            ----------   -------   -------   ----------
       Total available for sale
          securities......................  $4,954,011   $52,539   $50,673   $4,955,877
                                            ==========   =======   =======   ==========

                                                            UNREALIZED
                                            AMORTIZED    -----------------
                                               COST       GAINS     LOSSES   FAIR VALUE
                                            ----------   --------   ------   ----------
                                                      (DOLLARS IN THOUSANDS)
DECEMBER 31, 2002
U.S. Government and federal agencies
  U.S. Treasury...........................  $   65,732   $  2,529   $    7   $   68,254
  U.S. Government agencies
     Collateralized mortgage
       obligations........................     927,983     14,763        9      942,737
     Mortgage-backed......................   1,190,094     24,866    1,197    1,213,763
     Other................................   1,009,661     13,312       17    1,022,956
                                            ----------   --------   ------   ----------
       Total U.S. Government and federal
          agencies........................   3,193,470     55,470    1,230    3,247,710
Obligations of states and political
  subdivisions............................     715,187     34,508      135      749,560
Collateralized mortgage obligations.......   1,016,480     17,356    2,649    1,031,187
Other stocks and securities...............     435,906      3,620      700      438,826
                                            ----------   --------   ------   ----------
       Total available for sale
          securities......................  $5,361,043   $110,954   $4,714   $5,467,283
                                            ==========   ========   ======   ==========

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003:

                             LESS THAN 12 MONTHS        12 MONTHS OR MORE               TOTAL
                           -----------------------   -----------------------   -----------------------
                                        UNREALIZED                UNREALIZED                UNREALIZED
                           FAIR VALUE     LOSSES     FAIR VALUE     LOSSES     FAIR VALUE     LOSSES
                           ----------   ----------   ----------   ----------   ----------   ----------
                                                     (DOLLARS IN THOUSANDS)
U.S. Government and
  federal agencies
  U.S. Treasury..........  $       --   $       --    $ 7,494       $   36     $    7,494    $    36
  U.S. Government
     agencies
     Collateralized
       mortgage
       obligations.......     684,911       11,140        344            3        685,255     11,143
     Mortgage-backed.....     865,806       19,471         --           --        865,806     19,471
     Other...............     929,836       17,670        608            1        930,444     17,671
                           ----------   ----------    -------       ------     ----------    -------
Total U.S. Government and
  federal agencies.......   2,480,553       48,281      8,446           40      2,488,999     48,321
Obligations of states and
  political
  subdivisions...........         443            3      2,674           37          3,117         40
Collateralized mortgage
  obligations............     300,499          838     15,363        1,165        315,862      2,003
Other stocks and
  securities.............         850           17      1,234          292          2,084        309
                           ----------   ----------    -------       ------     ----------    -------
       Total available
          for sale
          securities.....  $2,782,345   $   49,139    $27,717       $1,534     $2,810,062    $50,673
                           ==========   ==========    =======       ======     ==========    =======
Total temporarily
  impaired securities....  $2,782,345   $   49,139    $27,717       $1,534     $2,810,062    $50,673
                           ==========   ==========    =======       ======     ==========    =======

The following table presents the gross realized gains and losses on available for sale investment securities for the years ended December 31, 2003, 2002 and 2001:

                                                           2003      2002      2001
                                                          -------   -------   -------
                                                            (DOLLARS IN THOUSANDS)
Realized gains..........................................  $84,563   $25,149   $12,276
Realized losses.........................................   76,360     2,122     2,694

Investment securities having a fair value of approximately $1.9 billion and $2.4 billion at December 31, 2003 and 2002, respectively, were pledged to secure public and trust funds on deposit, securities sold under agreements to repurchase and Federal Home Loan Bank (FHLB) advances. Included within available for sale securities is $285.2 million and $273.6 million of FHLB and FRB stock at December 31, 2003 and 2002, respectively, for which there is no readily determinable market value.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

The fair values, contractual maturities and weighted average yields of available for sale investment securities as of December 31, 2003 are as follows:

                                                                 MATURING
                             -------------------------------------------------------------------------------
                                  WITHIN          AFTER ONE BUT        AFTER FIVE BUT           AFTER
                                 ONE YEAR       WITHIN FIVE YEARS     WITHIN TEN YEARS        TEN YEARS              TOTAL
                             ----------------   ------------------   ------------------   ------------------   ------------------
                              AMOUNT    YIELD     AMOUNT     YIELD     AMOUNT     YIELD     AMOUNT     YIELD     AMOUNT     YIELD
                             --------   -----   ----------   -----   ----------   -----   ----------   -----   ----------   -----
                                                    (FULLY TAXABLE-EQUIVALENT BASIS/DOLLARS IN THOUSANDS)
U.S. Government and federal
  agencies
  U.S. Treasury............  $ 28,174    3.75%  $   43,747   3.59%   $       --     --%   $       --     --%   $   71,921   3.66%
  U.S. Government agencies
    Collateralized mortgage
      obligations..........        --      --        3,003   5.00        51,750   4.07       846,078   3.86       900,831   3.87
    Mortgage-backed........     3,413    5.86      438,086   4.60       732,521   4.02         7,745   6.43     1,181,765   4.25
    Other..................    24,151    6.16    1,005,362   2.20        37,960   7.07         7,609   2.23     1,075,082   2.46
                             --------           ----------           ----------           ----------           ----------
        Total U.S.
          Government and
          federal
          agencies.........    55,738    4.92    1,490,198   2.95       822,231   4.16       861,432   3.87     3,229,599   3.54
Obligations of states and
  political subdivisions...    31,226   11.66       87,172   8.03       134,151   7.09       131,471   7.77       384,020   7.91
  Federal Reserve Bank and
    Federal Home Loan Bank
    stock..................        --      --           --     --            --     --       285,238   3.69       285,238   3.69
  Bonds, notes and
    debentures.............     2,725    7.06        3,000   4.07         5,175   7.78            25   0.00        10,925   6.56
  Collateralized mortgage
    obligations............        --      --      370,700   4.27       454,614   7.49       194,377   4.33     1,019,691   4.17
  Other....................    22,457    0.00           --     --            --     --         2,081   7.63        24,538   0.65
                             --------           ----------           ----------           ----------           ----------
      Total other stocks
        and securities.....    25,182    0.76      373,700   0.03       459,789   7.50       481,721   3.97     1,340,392   4.02
                             --------           ----------           ----------           ----------           ----------
        Total available for
          sale
          securities.......  $112,146    5.87   $1,951,070   2.62    $1,416,171   5.52    $1,474,624   4.25    $4,954,011   4.01
                             ========           ==========           ==========           ==========           ==========
Total fair value...........  $113,340           $1,944,860           $1,418,506           $1,479,171           $4,955,877
                             ========           ==========           ==========           ==========           ==========

The weighted average yields are calculated by dividing the sum of the individual security yield weights (effective yield times book value) by the total book value of the securities. The weighted average yield for obligations of states and political subdivisions is adjusted to a taxable-equivalent yield using a federal income tax rate of 35%. Expected maturities of securities differ from contractual maturities because some borrowers have the right to call or prepay obligations without prepayment penalties. As of December 31, 2003, the investment securities portfolio is expected to have a principal weighted average life of approximately 5.46 years.

RETAINED INTEREST IN LOANS SOLD. In securitization transactions, Union Planters typically retains certain rights to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. The investors in a securitization trust have no recourse to Union Planters' other assets for failure of debtors to pay when due. Union Planters' retained interests are subordinate to investors' interests, and their value is subject to credit, prepayment and interest rate risks on the transferred financial assets. Union Planters retains similar rights on certain whole loans sold. While no loans were sold or securitized under this type of agreement in 2002, during 2003, the Company securitized $323.8 million of residential mortgages and retained an interest in residual cash flows. Pretax gains of $15.3 million were recognized on the 2003 transactions.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

Key economic assumptions used in measuring the retained interests in loans at the date of the 2003 securitization or sale were as follows:

                                                               SECURITIZED LOANS
                                                               -----------------
Prepayment speed............................................      35% CPR
Weighted-average life (in years)............................        5.21
Expected credit losses (annual rate)........................    0.20 - .25%
Residual cash flows discount rate...........................       10.00%

At December 31, 2003, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10% and 20% adverse changes in those assumptions are as follows:

                                                        WHOLE LOAN SALES   SECURITIZED LOANS
                                                        ----------------   -----------------
                                                               (DOLLARS IN THOUSANDS)
Carrying amount/fair value of retained interests......      $4,012.5          $109,094.9
Weighted-average life (in years)......................          1.44                4.08
Weighted average prepayment speed assumptions (annual
  rate)...............................................         54.18%              35.44%
  Impact on fair value of 10% adverse change..........      $ (402.5)         $ (1,745.4)
  Impact on fair value of 20% adverse change..........        (757.9)           (3,389.8)
Weighted average discount rate........................          9.76%               9.40%
  Impact on fair value of 10% adverse change..........      $  (48.3)         $ (2,645.1)
  Impact on fair value of 20% adverse change..........         (95.1)           (4,820.0)

The impact on the retained interests related to residential mortgage loans from a hypothetical 10% and 20% adverse changes in credit losses was a decrease in the fair value of $350,000 and $750,000, respectively. The effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities. These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a change in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear.

Cash flows between the qualified special purpose entities utilized in securitization transactions and Union Planters are immaterial.

During 2003 and 2002, Union Planters recorded impairment of $.5 million and $1.9 million, respectively, related to interest only strips arising from the sales and securitizations of mortgage loans, which had an other than temporary decline in value due to increased prepayment speeds on the underlying mortgages. The impairment is included in realized losses.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

NOTE 4.  ALLOWANCE FOR LOSSES ON LOANS AND NONPERFORMING LOANS

The changes in the allowance for losses on loans are summarized as follows:

                                                         2003       2002       2001
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Balance, January 1,..................................  $350,931   $341,930   $335,452
  Increase due to acquisitions.......................        --         --      5,753
  Decrease due to the sale of certain loans..........    (2,088)        --     (3,555)
  Provision for losses on loans......................   181,539    197,901    131,963
  Recoveries of loans previously charged off.........    42,493     36,496     64,862
  Loans charged off..................................  (242,049)  (225,396)  (192,545)
                                                       --------   --------   --------
Balance, December 31,................................  $330,826   $350,931   $341,930
                                                       ========   ========   ========

The Company's investment in impaired loans and the associated valuation reserve at December 31, is summarized as follows:

                                                         2003       2002       2001
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Impaired loans with a valuation reserve..............  $185,401   $223,511   $232,171
Impaired loans with no valuation reserve.............    24,054     40,588      2,234
                                                       --------   --------   --------
Total impaired loans.................................  $209,455   $264,099   $234,405
                                                       ========   ========   ========
Valuation reserve on impaired loans..................  $ 48,138   $ 61,180   $ 55,228
                                                       ========   ========   ========

Average impaired loans, net of valuation reserves, were $224.0 million in 2003, $211.4 million in 2002 and $161.8 million in 2001. Cash basis interest income recognized on those loans during each of the years was immaterial.

Nonperforming loans are summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Nonaccrual loans............................................   $209,455     $264,099
Restructured loans..........................................        302          511
                                                               --------     --------
  Total.....................................................   $209,757     $264,610
                                                               ========     ========
Loans 90 days past due and accruing income..................   $203,991     $258,183
                                                               ========     ========

At December 31, 2003 and 2002, Union Planters had $525,000 and $1.5 million, respectively, of FHA/VA government-insured/guaranteed loans on nonaccrual status, which have been included in the table above. Due to the fact that these loans are government-insured/guaranteed, Union Planters does not expect any loss of principal. The loans were placed on nonaccrual status because the contractual payment of interest by FHA/VA had stopped.

The impact on interest income of nonperforming loans was not material for the three years ended December 31, 2003. Also, there were no significant outstanding commitments, under the related loan agreements, to lend additional funds to borrowers whose loans were classified as nonperforming at December 31, 2003 or 2002.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

NOTE 5.  MORTGAGE SERVICING RIGHTS AND MORTGAGE BANKING REVENUE

Union Planters typically retains servicing on residential mortgage loans that are securitized or sold into the secondary market and receives annual servicing fees equal to a percentage of the outstanding balance, currently ranging from ..25% to .617%. The amount of servicing fees received from qualifying special purpose entities related to securitizations was immaterial for all years presented. At December 31, 2003, Union Planters was acting as servicing agent on behalf of others for approximately $24.7 billion of these loans, compared to $20.0 billion at December 31, 2002 and $16.2 billion at December 31, 2001. The principal balance of loans serviced for others are not included in Union Planters' Consolidated Balance Sheet. The following table presents a reconciliation of the changes in mortgage servicing rights (MSRs) for each of the three years in the period ended December 31, 2003:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2003       2002       2001
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
MORTGAGE SERVICING RIGHTS, NET
Beginning balance....................................  $264,295   $150,303   $123,940
Mortgage servicing rights capitalized................   204,392    156,569     94,684
Sales................................................        --     (8,030)   (17,388)
Amortization of servicing rights.....................   (59,974)   (37,370)   (35,813)
Recognition of permanent impairment..................   (49,152)        --         --
Change in valuation allowance........................    (7,456)     2,823    (15,120)
                                                       --------   --------   --------
Ending balance.......................................  $352,105   $264,295   $150,303
                                                       ========   ========   ========
VALUATION ALLOWANCE
Beginning balance....................................  $ 12,297   $ 15,120   $     --
Reduction due to sales...............................        --         --     (6,649)
Recognition of permanent impairment..................   (49,152)        --         --
Servicing valuation provision (recovery).............    56,608     (2,823)    21,769
                                                       --------   --------   --------
Ending balance.......................................  $ 19,753   $ 12,297   $ 15,120
                                                       ========   ========   ========

During 2003, Union Planters recorded a permanent impairment of MSRs of $49.2 million, which reduced both the gross carrying value and associated valuation allowance of the MSR. This write-down had no impact on the Consolidated Statement of Earnings in the current year but will result in a reduction of MSR amortization expense in future periods.

The fair value of MSRs at December 31, 2003 was $352.8 million. Significant assumptions utilized in determining the fair value were as follows:

Estimated portfolio prepayment speeds.......................     12.41% -- 37.27%
                                                                              CPR
Market discount rates.......................................      9.00% -- 12.00%
Weighted average discount rate..............................                9.39%

The significant assumptions above directly relate to and move in concert with mortgage interest rates. In the view of management, in order to understand the hypothetical effect on the fair value of the mortgage servicing rights as a result of unfavorable variations in the significant assumptions, it is necessary to measure the effect that would result from a decline in mortgage interest rates. At December 31, 2003, the reduction in the current fair value of MSRs resulting from an immediate 50 and 100 basis point decline in mortgage interest rates would be approximately $37.0 million and $90.1 million, respectively. The actual decline in fair value related to decreased mortgage interest rates could differ significantly from this

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES estimate due to the propensity of borrowers to refinance in light of the remaining life and unpaid principal balance of their existing mortgage loan and the costs related to refinancing. Please refer to Note 1 for the predominant risk characteristics in the underlying loans that are used to stratify the mortgage servicing rights for purposes of measuring impairment.

As a result of the implementation of a new modeling tool used in estimating the fair value of MSRs, in July 2002, the Company refined certain estimates, principally prepayment speed estimates, used in each market which project cash flows from serviced mortgage loans and the fair value of MSRs. These changes in estimates resulted in the recovery of $11.9 million in previously recorded impairment in MSRs and thus an increase in earnings after taxes of $8.3 million, or $.04 per diluted share for third quarter and the full year. As a result of these changes, the MSRs for the two strata of mortgage loans having an impairment of $11.9 million at June 30, 2002 had an estimated fair value of $42.1 million more than their recorded value. Immediately prior to the change in estimates, the significant assumptions utilized in determining the fair value of MSRs were as follows:

Estimated portfolio prepayment speeds.......................   12.90% -- 37.31%
                                                               CPR
Market discount rates.......................................    9.06% -- 12.22%

Upon the change in estimate, the significant assumptions were changed to the following:

Estimated portfolio prepayment speeds.......................   7.03% -- 23.71%
                                                               CPR
Market discount rates.......................................   9.06% -- 12.22%

In its capacity as servicer of certain of these loans, Union Planters is responsible for foreclosure and the related costs of foreclosure. These costs are estimated each period based on historical loss experience and are shown as provisions for losses on FHA/VA foreclosure claims in noninterest expense. At December 31, 2003 and 2002, Union Planters had reserves for these losses of $1.4 million and $2.1 million, respectively.

In the normal course of business, Union Planters sells mortgage loans and makes certain limited representations and warranties to the purchaser. Management does not expect any significant losses to arise from these representations and warranties.

Mortgage banking revenues for the three-year period ended December 31, 2003 are summarized as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2003       2002       2001
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Gain on sales of residential mortgages...............  $182,587   $ 84,754   $ 45,966
Impact of derivative financial instruments related to
  secondary marketing................................   (16,499)    10,785      5,403
Impact of derivative financial instruments related to
  mortgage servicing rights..........................     9,541         --         --
Origination and miscellaneous fees...................    85,233     74,404     67,057
Mortgage servicing income............................    83,394     69,207     63,511
Sale of mortgage servicing rights....................        (2)     4,241      1,972
Amortization of mortgage servicing rights............   (59,974)   (37,370)   (35,813)
Mortgage servicing rights (impairment) recovery......   (56,608)     2,823    (21,769)
                                                       --------   --------   --------
  Total mortgage banking revenues....................  $227,672   $208,844   $126,327
                                                       ========   ========   ========

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

NOTE 6.  PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Land........................................................  $  107,950   $  109,750
Buildings and improvements..................................     518,286      515,294
Leasehold improvements......................................      50,758       49,469
Equipment...................................................     473,120      454,304
Construction in progress....................................          --        2,459
                                                              ----------   ----------
                                                               1,150,114    1,131,276
Less accumulated depreciation and amortization..............    (636,618)    (591,093)
                                                              ----------   ----------
  Total premises and equipment..............................  $  513,496   $  540,183
                                                              ==========   ==========

For the years ended December 31, 2003, 2002 and 2001, depreciation and amortization expense was $67.2 million, $66.2 million and $77.0 million, respectively.

At December 31, 2003, future minimum lease payments under noncancelable leases were as follows (dollars in thousands):

                                                              OPERATING   CAPITAL
                                                               LEASES      LEASES
                                                              ---------   --------
2004........................................................  $ 29,589    $ 24,000
2005........................................................    27,302      26,000
2006........................................................    24,482      26,000
2007........................................................    20,992      27,000
2008........................................................    17,012      27,000
Thereafter..................................................    64,337      55,339
                                                              --------    --------
Total minimum lease payments................................  $183,714    $185,339
                                                              ========    ========

For the years ended December 31, 2003, 2002 and 2001, rental expense for all operating leases amounted to $36.7 million, $34.4 million and $32.6 million, respectively.

NOTE 7.  INTANGIBLE ASSETS

In accordance with SFAS No. 142, goodwill is no longer subject to amortization but is assessed at least annually for impairment. The carrying value of goodwill not subject to amortization was $743.2 million at both December 31, 2003 and December 31, 2002. At each of these dates, $70.5 million of the goodwill was in the "other operating units" line of business, with the remainder in the "banking" line of business. During the third quarter of 2003 and 2002, Union Planters finalized its annual evaluation of goodwill for impairment using a discounted cash flow method. The evaluations indicated no impairment.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

Pro-forma results are presented below representing the results for the year ended December 31, 2001, had there been no amortization of goodwill resulting from business combinations in that year (dollars in thousands, except per share data):

                                                                 2001
                                                               --------
Net income as reported......................................   $443,550
Goodwill amortization.......................................     42,976
Tax effect of goodwill amortization.........................     (4,477)
                                                               --------
Net income adjusted for goodwill amortization...............   $482,049
                                                               ========
Adjusted diluted earnings per share.........................   $   2.32
                                                               ========

Union Planters' other intangible assets are core deposit intangibles acquired through bank acquisitions and other unidentified intangibles arising from branch purchases and are subject to amortization periods up to 15 years with no residual value. The gross amount of other intangible assets at December 31, 2003 and 2002 was $316.3 million, with accumulated amortization of $148.4 million and $127.6 million at December 31, 2003 and December 31, 2002, respectively. All other intangibles are in the "banking" line of business. The weighted average amortization period at December 31, 2003 and December 31, 2002 is 165.3 months. Amortization expense over the next five years on current other intangibles is expected to be (dollars in thousands):

2004........................................................  $21,970
2005........................................................   21,862
2006........................................................   21,681
2007........................................................   19,629
2008........................................................   17,477

NOTE 8.  INTEREST-BEARING DEPOSITS

The following table presents the maturities of interest-bearing deposits at December 31, 2003 (dollars in thousands):

2004........................................................  $ 4,554,962
2005........................................................    1,171,074
2006........................................................      563,644
2007........................................................      537,815
2008........................................................      312,432
Thereafter..................................................       18,872
                                                              -----------
Total time deposits.........................................    7,158,799
Interest-bearing deposits with no stated maturity...........   10,603,050
                                                              -----------
Total interest-bearing deposits.............................  $17,761,849
                                                              ===========

NOTE 9.  BORROWINGS

During 2003, Union Planters filed a shelf registration establishing a $1.5 billion senior and subordinated bank program. Under this program, Union Planters may issue senior bank notes with maturities ranging from 30 days to one year from their respective issue dates (Short-term senior notes), senior bank notes with maturities more than one to 30 years from their respective issue dates (medium- or long-term senior

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES notes), and subordinated bank notes with maturities from 5 to 30 years from their respective issue dates (medium-or long-term subordinated notes). During 2003, UPC issued $500.0 million in 4.375% fixed rate long-term Subordinated Notes.

SHORT-TERM BORROWINGS. Short-term borrowings include short-term FHLB advances, federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings having original maturities of one year or less. Short-term FHLB advances are borrowings from the FHLB, which are secured by mortgage-backed securities and mortgage loans. Federal funds purchased arise primarily from Union Planters' market activity with its correspondent banks and generally mature in one business day. Securities sold under agreements to repurchase are secured by U.S. Government and agency securities. Short-term borrowings are summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Year-end balance
  Federal funds purchased...................................  $  327,994   $  898,670
  Securities sold under agreements to repurchase............   1,323,749    1,394,898
  Other short-term borrowings...............................     799,542    1,346,195
                                                              ----------   ----------
     Total short-term borrowings............................  $2,451,285   $3,639,763
                                                              ==========   ==========

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Federal funds purchased and securities sold under agreements to repurchase
  Daily average balance for the year ended..................  $2,271,060   $2,182,949
  Weighted average interest rate for the year ended.........        1.27%        1.40%
  Maximum outstanding at any month-end......................  $2,695,661   $2,752,807
  Weighted average interest rate at year-end................         .80%        1.00%
Short-term FHLB advances
  Daily average balance for the year ended..................  $  478,412   $  167,945
  Weighted average interest rate for the year ended.........        1.58%        1.69%
  Maximum outstanding at any month-end......................  $1,100,000   $  400,000
  Weighted average interest rate at year-end................          --           --
Short-term overnight borrowings
  Daily average balance for the year ended..................  $  180,695   $  184,839
  Weighted average interest rate for the year ended.........        1.05%        1.57%
  Maximum outstanding at any month-end......................  $  799,542   $1,341,639
  Weighted average interest rate at year-end................         .78%        1.16%

SHORT- AND MEDIUM-TERM NOTES. At December 31, 2003 and 2002, there were $600.0 million, 5.125% fixed rate Medium-term Subordinated Notes outstanding that mature in 2007.

LONG-TERM FEDERAL HOME LOAN BANK ADVANCES. Certain of Union Planters' banking subsidiaries have advances from the FHLB under Blanket Agreements for Advances and Security Agreements (the Agreements). These advances have an original maturity of greater than one year. The Agreements enable these subsidiaries to borrow funds from the FHLB to fund mortgage loan programs and to satisfy certain other funding needs. The value of the mortgage-backed securities and mortgage loans pledged under the

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

Agreements must be maintained at not less than 125% and 135%, respectively, of the outstanding advances. At December 31, 2003, Union Planters' subsidiaries had an adequate amount of mortgage-backed securities and loans to satisfy the collateral requirements. A summary of the advances is as follows:

                                                                      DECEMBER 31,
                                                     -----------------------------------------------
                                                              2003                     2002
                                                     ----------------------   ----------------------
                                                                 (DOLLARS IN THOUSANDS)
Balance............................................  $              428,903   $              960,029
Range of interest rates............................          1.75% -- 6.55%           1.35% -- 6.55%
Range of maturities................................            2004 -- 2021             2003 -- 2021

The principal maturities of FHLB advances at December 31, 2003 are as follows (dollars in thousands):

2004........................................................   $111,251
2005........................................................      1,180
2006........................................................      1,181
2007........................................................      1,181
2008........................................................     21,130
Thereafter..................................................    292,980
                                                               --------
  Total.....................................................   $428,903
                                                               ========

OTHER LONG-TERM DEBT. Union Planters' other long-term debt is summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Obligation for Trust preferred Securities, represented by
  8.20% Junior Subordinated Debentures beginning July 1,
  2003 and by 8.20% Trust Preferred Securities prior to that
  date due 2026.............................................  $  205,347   $  199,151
6.75% Subordinated Notes due 2005...........................      99,891       99,832
6.25% Subordinated Notes due 2003...........................          --       74,457
6.50% Putable/Callable Subordinated Notes due 2018..........     301,131      301,512
7.75% Subordinated Notes due 2011...........................     499,355      499,265
4.375% Notes due 2010.......................................     496,344           --
Variable-rate asset-backed certificates.....................          --       41,667
Other long-term debt........................................         185          663
Valuation adjustments related to hedging activities.........      (3,848)      11,152
                                                              ----------   ----------
  Total other long-term debt................................  $1,598,405   $1,227,699
                                                              ==========   ==========

During 2003, FASB issued FIN No. 46 causing the deconsolidation of the UPC Trust and the 8.20% trust preferred securities that it has outstanding. Union Planters has issued to the UPC Trust 8.20% Junior Subordinated Deferrable Interest Debentures. Union Planters has the right, at any time, subject to certain conditions, to defer payments of interest to UPC Trust. Upon electing to defer such interest payments, Union Planters will be prohibited from paying dividends on its common and preferred stock and interest on certain outstanding borrowings. The subordinated notes are redeemable by Union Planters at a call price, plus accrued and unpaid interest to the date of redemption, in whole or in part and from time-to-time on or after December 15, 2006, subject to certain conditions. In certain limited circumstances, primarily related to certain tax events, the Junior Subordinated Debt is redeemable at par, plus accrued interest to date of redemption.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

The 6.50% Putable/Callable Subordinated Notes are subject to mandatory repurchase from the holders on March 15, 2008, either through the exercise of a call option or automatic exercise of a put option. The notes may be purchased on that date by exercise of the call option by the call holder, in which case the call holder would obtain the notes at 100% of the principal amount, and the interest rate payable on the notes would be reset. In the event the call holder does not exercise the call option or for any reason fails to pay the call price, UPB will be required to repurchase the principal amount of the notes on that date under automatic exercise of the put option.

The 4.375% Subordinated Notes were issued in November 2003 for $500.0 million at 99.66% and mature in December 2010.

The principal maturities of other long-term debt are as follows (dollars in thousands):

2004........................................................   $       24
2005........................................................       99,917
2006........................................................           26
2007........................................................           27
2008........................................................           27
Thereafter..................................................    1,498,384
                                                               ----------
  Total.....................................................   $1,598,405
                                                               ==========

The ability of Union Planters to service its long-term debt obligations is dependent upon the future profitability of its banking subsidiaries and their ability to pay dividends to Union Planters. See Note 13, "Regulatory Capital and Restrictions on Dividends and Loans from Subsidiaries."

NOTE 10.  SHAREHOLDERS' EQUITY

COMMON STOCK. During the second quarter of 2002, the Union Planters Board of Directors (Board) declared a three-for-two stock split, in the form of a 50% stock dividend, on the shares of Union Planters common stock. The additional shares were paid on June 6, 2002 to shareholders of record at the close of business on May 22, 2002. As a result of the stock split, 67.6 million shares were issued, and cash in the amount of $.3 million was paid in lieu of fractional shares. All share and per share information has been adjusted for the impact of the split.

Union Planters has been authorized by its Board to repurchase shares of its common stock from time-to-time, and currently has remaining authorization from the Board to repurchase approximately 24.7 million shares of the Company's common stock. In addition, in connection with settling an accelerated share repurchase program in October 2003, the counterparty to that program is expected to purchase approximately 1.5 million shares of Company common stock under the Company's concurrence.

DIVIDENDS. The payment of dividends is determined by the Board taking into account the earnings, capital levels, cash requirements and the financial condition of Union Planters and its subsidiaries, applicable government regulations and policies and other factors deemed relevant by the Board, including the amount of dividends payable to Union Planters by its subsidiaries. Various federal laws, regulations and policies limit the ability of Union Planters' subsidiary banks to pay dividends. See Note 13, "Regulatory Capital and Restrictions on Dividends and Loans from Subsidiaries."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

PREFERRED STOCK.  Union Planters' preferred stock is summarized as follows:

                                                                DECEMBER 31,
                                                              ----------------
                                                               2003     2002
                                                              ------   -------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
PREFERRED STOCK, WITHOUT PAR VALUE, 10,000,000 SHARES,
  TOTAL, AUTHORIZED FOR ALL ISSUES:
  Series E Preferred Stock..................................  $9,603   $10,194
  Series F Preferred Stock..................................      --        --
                                                              ------   -------
     Total preferred stock..................................  $9,603   $10,194
                                                              ======   =======

Series E Preferred Stock. At December 31, 2003 and 2002, 384,119 and 407,770 shares, respectively, of Union Planters' 8% Cumulative, Convertible, Preferred Stock, Series E (Series E Preferred Stock) were issued and outstanding. Such shares have a stated value of $25 per share on which dividends accrue at the rate of 8% per annum. Dividends are cumulative and are payable quarterly. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25 per share plus unpaid dividends accrued thereon, and with the prior approval of the Federal Reserve, may be redeemed by Union Planters, in whole or in part, at $25 per share. At any time prior to redemption, each share of Series E Preferred Stock is convertible, at the option of the holder, into 1.875 shares of Union Planters' common stock. Holders of Series E Preferred Stock have no voting rights except for those provided by law and in certain other limited circumstances.

Series F Preferred Stock (Shareholder Rights Plan). The Board adopted a Shareholder Rights Plan (Rights Plan), which became effective upon the expiration of the former Shareholder Rights Plan on January 19, 1999. Under the Rights Plan, each share of common stock received a tax-free dividend of one Preferred Share Purchase Right (Right). The Rights are not exercisable unless a third party acquires 15% of the common stock or an offer is initiated for 15% or more of the common stock. At that time, the Rights can be exercised to purchase units of Union Planters' Series F Preferred Stock. Each unit has the same voting and dividend rights as 1.5 shares of common stock, and each Right entitles the holder to purchase one unit at a 50% discount from the then market value of 1.5 shares of common stock. If a third party merges with or otherwise acquires Union Planters, each Right can be exercised to purchase 1.5 shares of common stock of the acquiring company at a 50% discount from the then market value of that stock. Rights held by the potential acquiring company cannot be exercised. The Board may extend the time period before the Rights become exercisable or redeem the Rights at $.01 per Right. These provisions give the Board the flexibility to negotiate a transaction with a potential acquiring company in the best interests of the shareholders. The Rights Plan will expire on January 19, 2009. Union Planters authorized 300,000 shares of Series F Preferred Stock for issuance under the Rights Plan, none of which has been issued.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN. The Dividend Reinvestment and Stock Purchase Plan (the DRiP) authorizes the issuance of 6,000,000 shares (5,344,590 issued through December 31, 2003) of common stock to shareholders who choose to invest all or a portion of their cash dividends or make optional cash purchases. On certain investment dates, shares may be purchased with reinvested dividends and optional cash payments without brokerage commissions. Shares issued under the DRiP totaled 655,410, 571,874 and 511,292 in 2003, 2002 and 2001, respectively.

NOTE 11.  PREFERRED STOCK OF SUBSIDIARY

During 2003, Union Planters Preferred Funding Corporation (UPPFC), an indirect majority-owned, consolidated subsidiary of Union Planters, issued 1,000 shares of 7.75% non-cumulative, perpetual

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES preferred stock, Series B (Series B Preferred Shares), with a liquidation value of $100,000 per share to another indirect wholly-owned subsidiary of Union Planters, U.P. REIT Holdings, Inc. (UP REIT Holdings). UPPFC is a real-estate investment trust (REIT) established for the purpose of acquiring, holding and managing real estate mortgage assets. All of the Series B Preferred Shares were subsequently sold privately to non-affiliates without registration. These securities qualify as Tier I capital and are included in the Consolidated Balance Sheet in other liabilities. Dividends on the Series B Preferred Shares are payable quarterly and are included in the Consolidated Statement of Earnings in other noninterest expense.

The Series B Preferred Shares are redeemable on or after July 15, 2023 and redeemable at the discretion of UPPFC in the event that the Series B Preferred Shares cannot be accounted for as Tier 1 regulatory capital or there is more than an insubstantial risk that dividends paid with respect to the Series B Preferred Shares will not be fully tax deductible. The total amount of Series B Preferred Shares issued and outstanding on December 31, 2003, net of discount and issuance costs, was $89.2 million.

Concurrent with the issuance of the Series B Preferred Shares, UPPFC also issued 3,736 shares of non-cumulative, perpetual preferred stock, Series C (Series C Preferred Shares), with a liquidation value of $100,000 per share to UP REIT Holdings. The holder of each of the Series C Preferred Shares is entitled to dividends, payable quarterly, at an annual rate of three month LIBOR plus 3% on the liquidation value. Additionally, the Series C Preferred Shares rank equal to the Series B Preferred Shares. At December 31, 2003, UP REIT Holdings continued to own all of the Series C Preferred Shares. So long as the Series C Preferred Shares are owned by Union Planters or a consolidated subsidiary, the shares and dividends paid thereon are eliminated in the consolidated financial statements.

The Series B Preferred Shares and the Series C Preferred Shares are not convertible into any other securities of UPPFC, Union Planters or any of its subsidiaries. The Series B Preferred Shares are, however, automatically exchangeable at the direction of the Office of the Comptroller of the Currency
(OCC) for preferred stock of UPB, having substantially the same terms as the Series B Preferred Shares in the event UPB becomes undercapitalized under the OCC's "prompt corrective actions" regulations, insolvent or, in the OCC's sole discretion, in danger of becoming undercapitalized. Should UPPFC not pay dividends on the Series B Preferred Shares or the Series C Preferred Shares, both UPPFC and UPB will be precluded from paying dividends on their common stock until dividends have been paid on the Series B Preferred Shares for four consecutive quarters.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

NOTE 12.  OTHER COMPREHENSIVE INCOME

The following table presents a reconciliation of the net change in unrealized gains (losses) on available for sale securities:

                                                   BEFORE-TAX   TAX (EXPENSE)   NET OF TAX
                                                     AMOUNT        BENEFIT        AMOUNT
                                                   ----------   -------------   ----------
                                                           (DOLLARS IN THOUSANDS)
2003
  Change in the unrealized gains/losses on
     available for sale securities...............  $ (96,171)     $ 33,997       $(62,174)
  Less: Reclassification for gains included in
     net earnings................................      8,203        (3,925)         4,278
                                                   ---------      --------       --------
  Net change in the unrealized gains/losses on
     available for sale securities...............  $(104,374)     $ 37,922       $(66,452)
                                                   =========      ========       ========
  Change in the unrealized gains on cash flow
     hedges......................................  $   5,224      $ (2,032)      $  3,192
  Less: Reclassification for gains on cash flow
     hedges included in net earnings.............      2,366          (921)         1,445
                                                   ---------      --------       --------
  Net change in the unrealized gains/losses on
     cash flow hedges............................  $   2,858      $ (1,111)      $  1,747
                                                   =========      ========       ========
2002
  Change in the unrealized gains/losses on
     available for sale securities...............  $  42,886      $(15,738)      $ 27,148
  Less: Reclassification for gains included in
     net earnings................................     23,027        (8,467)        14,560
                                                   ---------      --------       --------
  Net change in the unrealized gains/losses on
     available for sale securities...............  $  19,859      $ (7,271)      $ 12,588
                                                   =========      ========       ========
2001
  Change in the unrealized gains/losses on
     available for sale securities...............  $ 101,750      $(37,289)      $ 64,461
  Less: Reclassification for gains included in
     net earnings................................      9,582        (3,526)         6,056
                                                   ---------      --------       --------
  Net change in the unrealized gains/losses on
     available for sale securities...............  $  92,168      $(33,763)      $ 58,405
                                                   =========      ========       ========

NOTE 13. REGULATORY CAPITAL AND RESTRICTIONS ON DIVIDENDS AND LOANS FROM SUBSIDIARIES

REGULATORY CAPITAL. Union Planters and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Union Planters' or its banking subsidiaries' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Union Planters and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of Union Planters' and its banking subsidiaries' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Union Planters' and its banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Union Planters and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the table below for Union

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

Planters and its significant subsidiary, UPB) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2003, management believes that Union Planters, UPB and Union Planters' other banking subsidiaries met all capital adequacy requirements to which they are subject.

At December 31, 2003, the most recent notification from the Office of the Comptroller of the Currency categorized UPB as well capitalized under the regulatory framework for prompt corrective action. Additionally, Union Planters' other banking subsidiary was categorized as well capitalized, and Union Planters' capital levels and ratios would be considered well capitalized. There are no conditions or events since the latest notification that management believes have changed any of the institutions' categories. The capital and ratios of Union Planters and UPB are presented in the following table:

                                                             DECEMBER 31,
                                          --------------------------------------------------
                                                               MINIMUM            "WELL
                                              ACTUAL       CAPITAL ADEQUACY    CAPITALIZED"
                                          --------------   ----------------   --------------
                                          AMOUNT   RATIO   AMOUNT    RATIO    AMOUNT   RATIO
                                          ------   -----   -------   ------   ------   -----
                                                        (DOLLARS IN MILLIONS)
2003
LEVERAGE (TIER 1 CAPITAL TO AVERAGE
  ASSETS)
  Union Planters........................  $2,404    7.89%  $1,219     4.00%       --    N/A
  UPB...................................   2,427    8.05    1,207     4.00    $1,508      5%
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS)
  Union Planters........................  $2,404    9.60%  $1,002     4.00%       --    N/A
  UPB...................................   2,427    9.76      995     4.00    $1,493      6%
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
  Union Planters........................  $3,908   15.60%  $2,003     8.00%       --    N/A
  UPB...................................   3,027   12.17    1,990     8.00    $2,488     10%
2002
LEVERAGE (TIER 1 CAPITAL TO AVERAGE
  ASSETS)
  Union Planters........................  $2,409    7.47%  $1,290     4.00%       --    N/A
  UPB...................................   2,310    7.25    1,274     4.00    $1,593      5%
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS)
  Union Planters........................  $2,409    9.40%  $1,025     4.00%       --    N/A
  UPB...................................   2,310    9.08    1,019     4.00    $1,526      6%
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
  Union Planters........................  $3,560   13.89%  $2,050     8.00%       --    N/A
  UPB...................................   2,919   11.47    2,036     8.00    $2,545     10%

RESTRICTIONS ON DIVIDENDS AND LOANS FROM SUBSIDIARIES. The amount of dividends that Union Planters' subsidiaries may pay is limited by applicable laws and regulations. For subsidiary national banks, prior regulatory approval is required if dividends to be declared in any year would exceed net earnings of the current year (as defined under the National Bank Act) plus retained net profits for the preceding two years. Applicable state laws and the Federal Deposit Insurance Corporation (FDIC) regulate the payment of dividends by state-chartered bank subsidiaries. The payment of dividends by savings and loan subsidiaries is subject to the regulations of the Office of Thrift Supervision. At January 1, 2004, its banking subsidiaries could have paid dividends to Union Planters aggregating approximately $109.2 million without prior regulatory approval. Future dividends will be dependent on the level of earnings and capital and liquidity considerations of the subsidiary financial institutions.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

Federal law limits the amount of credit that Union Planters' banking subsidiaries may extend to their nonbank affiliates, including Union Planters Corporation. Loans and other extensions of credit to a single nonbank affiliate may not exceed 10% nor may loans to all nonbank affiliates exceed 20% of an individual bank's capital plus its allowance for losses on loans. Such loans must be collateralized by assets having market values of 100% to 130% of the loan amount depending on the nature of the collateral. The law imposes no restrictions upon extensions of credit between FDIC-insured banks, which are at least 80%-owned subsidiaries of Union Planters. At December 31, 2003, Union Planters had no such loans outstanding.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

NOTE 14.  NONINTEREST INCOME AND EXPENSE

The major components of other noninterest income and expense are summarized as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2003       2002       2001
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
OTHER NONINTEREST INCOME
  Profits and commissions from Small Business
     Administration trading activities...............  $  5,512   $  5,456   $  8,120
  Letters of credit fees.............................    10,077      9,643      8,368
  Other real estate income...........................     5,353      8,809      4,625
  Net gain on sale of branches/deposits and other
     selected assets.................................    17,478      5,358     44,795
  Earnings of equity method investments..............     8,211      5,662      5,941
  Other income.......................................    51,640     49,122     50,761
                                                       --------   --------   --------
     Total other noninterest income..................  $ 98,271   $ 84,050   $122,610
                                                       ========   ========   ========
OTHER NONINTEREST EXPENSE
  Communications.....................................  $ 28,869   $ 29,527   $ 35,307
  Other contracted services..........................    39,747     36,417     35,277
  Postage and carrier................................    25,332     26,644     30,654
  Advertising and promotion..........................    21,992     22,425     25,310
  Stationery and supplies............................    15,931     19,682     23,130
  Merchant services expense..........................        --        322     26,886
  Other personnel services...........................    18,727     17,714     15,871
  Legal fees and litigation expense..................    14,916     18,943     11,747
  Travel.............................................    10,240     10,579     10,944
  Miscellaneous charge-offs..........................    25,761     15,294     34,675
  Federal Reserve fees...............................     5,488      6,665      7,896
  Taxes other than income............................     4,524      6,039      7,334
  Accounting, tax and audit fees.....................     4,007      6,230      6,116
  Consultant fees....................................     7,303      6,446     18,700
  Brokerage and clearing fees on trading
     activities......................................     6,433      6,524      7,065
  Other real estate expense..........................    10,292     11,121      7,391
  FDIC insurance.....................................     3,769      4,052      4,422
  Dues, subscriptions and contributions..............     6,966      6,946      6,476
  Bank examiner fees.................................     3,967      3,836      4,074
  Insurance..........................................    10,597      5,965      3,672
  Credit related expense.............................    45,220     42,798     25,532
  (Gain) loss on sale of fixed assets................    (1,390)     2,813     (1,250)
  Dividends on preferred stock of consolidated
     subsidiaries....................................     6,242         --         --
  Other expense......................................    41,516     24,706     37,009
                                                       --------   --------   --------
     Total other noninterest expense.................  $356,449   $331,688   $384,238
                                                       ========   ========   ========

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

The components of financial services income reported on the Consolidated Statement of Earnings was as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2003      2002      2001
                                                          -------   -------   -------
                                                            (DOLLARS IN THOUSANDS)
Trust service income....................................  $27,384   $28,082   $27,961
Insurance commissions...................................   12,211    18,802    16,649
Annuity sales income....................................   19,825    20,446    18,258
Brokerage fee income....................................   18,512    15,629    15,984
                                                          -------   -------   -------
  Total financial services income.......................  $77,932   $82,959   $78,852
                                                          =======   =======   =======

NOTE 15.  EMPLOYEE BENEFIT PLANS

401(K) RETIREMENT SAVINGS PLAN. Union Planters' 401(k) Retirement Savings Plan (401(k) Plan) is available to employees having 90 days or more of service and who work in excess of 1,000 hours per year. Employees may voluntarily contribute 1 to 30 percent of their gross compensation on a pretax basis up to a maximum of $12,000 in 2003, and Union Planters makes a matching contribution of 100 percent of the amounts contributed by the employee (up to 6% of compensation) with 50% of the matching contribution in Union Planters common stock in the year of contribution. Participants may redirect the investment of the matching common stock contributions within one year of receipt. Prior to January 1, 2002, employees were required to have one year of service and work in excess of 1,000 hours per year to participate, and Union Planters matched between 50 and 100% of contributions by employees (up to 6% of compensation) depending on years of eligible service. As a result of the changes in the 401(k) Plan, Union Planters' contributions to the 401(k) Plan increased to $15.9 million for 2003 and $15.7 million for 2002 compared to $9.7 million for 2001.

The Employee Stock Ownership Plan and Trust (ESOP) was a noncontributory plan that covered employees having one or more years of service and who worked in excess of 1,000 hours per year. Contributions to the ESOP, which were determined annually by the Board of Directors, totaled $7.5 million during 2001. On January 1, 2002 the ESOP was merged into the 401(k) Plan.

Therefore, no contributions were made to this plan in 2003 or 2002. At December 31, 2001, the ESOP held 2.4 million shares, which were allocated to participants.

STOCK INCENTIVE PLANS. Employees and directors of Union Planters and its subsidiaries are eligible to receive options or restricted grants under plans, which are discussed below.

The Amended and Restated 1992 Stock Incentive Plan allows for a maximum of 30 million shares of Union Planters' common stock to be issued through the exercise of nonstatutory or incentive stock options and as restricted stock awards to employees and directors of Union Planters. The option strike price is typically the market value of Union Planters' shares at the date of grant but may be less than market value if the option is granted in lieu of payment of compensation. Options granted generally become exercisable immediately or in installments of 20% to 33% each year beginning one year from the date of grant and expire ten years after the date of grant.

The 1998 Stock Incentive Plan for Officers and Employees allows for 11.5 million shares of Union Planters' common stock to be issued through the exercise of nonstatutory stock options to all officers (except executive officers) and employees of Union Planters and its subsidiaries who were employed on the date of grant. The option price is the market value of Union Planters' shares at the date of grant. Options granted become exercisable three years after the date of grant and expire ten years after the date of grant.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

Additional options assumed in connection with various acquisitions remain outstanding; however, no further options will be granted under such plans. Additional information with respect to the number of shares of Union Planters' common stock that is subject to stock options is as follows:

                                                    YEARS ENDED DECEMBER 31,
                              ---------------------------------------------------------------------
                                      2003                    2002                    2001
                              ---------------------   ---------------------   ---------------------
                              WEIGHTED                WEIGHTED                WEIGHTED
                              AVERAGE                 AVERAGE                 AVERAGE
                               PRICE       NUMBER      PRICE       NUMBER      PRICE       NUMBER
                              --------   ----------   --------   ----------   --------   ----------
Options
  Outstanding at beginning
     of year................   $26.34    18,999,825    $25.95    18,361,717    $25.25    11,940,645
  Granted...................    32.65     3,611,904     26.39     4,314,827     26.18     9,140,183
  Exercised.................    23.31    (2,913,657)    22.10    (2,082,946)    19.57    (1,435,887)
  Canceled or surrendered...    27.43      (991,859)    27.60    (1,593,773)    28.29    (1,283,224)
                                         ----------              ----------              ----------
  Outstanding at year-end...    27.97    18,706,213     26.34    18,999,825     25.95    18,361,717
                                         ==========              ==========              ==========
Options exercisable at
  year-end..................   $27.81     9,734,693    $26.70     9,394,210    $25.86     7,835,543
                                         ==========              ==========              ==========

Options outstanding and exercisable at December 31, 2003 are summarized as follows:

                                                                        OUTSTANDING AND
                                             OUTSTANDING                  EXERCISABLE
                                  ---------------------------------   --------------------
                                               WEIGHTED
                                                AVERAGE    WEIGHTED               WEIGHTED
                                               REMAINING   AVERAGE                AVERAGE
RANGE OF EXERCISE PRICES            SHARES       LIFE       PRICE      SHARES      PRICE
------------------------          ----------   ---------   --------   ---------   --------
$4.53 -- $18.10.................     459,886   2.2 years    $16.51      459,886    $16.51
$18.11 -- $22.62................     173,115         5.3     19.99      173,115     19.99
$22.63 -- $27.15................  10,175,812         7.4     25.46    3,999,047     24.70
$27.16 -- $31.67................   4,018,624         5.7     30.21    3,821,946     30.26
$31.68 -- $36.20................   3,509,082         9.2     33.20      911,005     33.03
$36.21 -- $40.72................     248,607         4.1     39.81      248,607     39.81
$40.73 -- $42.25................     121,087         3.7     43.58      121,087     43.58
                                  ----------   ---------    ------    ---------    ------
                                  18,706,213         7.1    $27.97    9,734,693    $27.81
                                  ==========   =========    ======    =========    ======

There were 468,785 shares and 298,428 shares with weighted average fair values of $30.76 and $31.49 awarded in restricted stock grants during 2003 and 2002, respectively. None were issued during 2001. Restrictions on the grants generally lapse in annual increments over periods up to twelve years. The market value of the restricted stock grants is charged to expense as the restrictions lapse. Total amounts expensed for 2003, 2002 and 2001 were $3.5 million, $2.0 million and $1.6 million, respectively. The unamortized expense included in unearned compensation in shareholders' equity was $36.1 million and $20.1 million at December 31, 2003 and 2002, respectively.

RETIREE HEALTHCARE AND LIFE INSURANCE. Union Planters provides certain healthcare and life insurance benefits to retired employees who have completed 20 years of unbroken full-time service immediately prior to retirement and who have attained age 60 or more (the Postretirement Care Plan). Healthcare benefits are provided partially through an insurance company (for retirees age 65 and above) and partially through direct payment of claims.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

The Postretirement Care Plan's participating retirees share a portion of the cost of the postretirement plan. In addition to deductibles and co-payments, participant contributions are as follows:

PARTICIPANTS RETIRING                                           RETIREE CONTRIBUTION
---------------------                                          -----------------------
Pre -- 1992.................................................            None
1993 -- 1997................................................    40% of estimated costs
1998 -- 06/30/00............................................    55% of estimated costs
07/01/00 -- 12/31/00........................................    75% of estimated costs
2001 and thereafter.........................................   100% of estimated costs

Estimated costs are based on the claims experience of the covered group.

The following table reflects Union Planters' net periodic postretirement benefit costs for 2003, 2002 and 2001, which were determined assuming a discount rate of 6% for 2003, 6.5% for 2002 and 7.25% for 2001 and an expected return on Postretirement Care Plan assets of 5% for all years:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               2003     2002      2001
                                                              ------   -------   -------
                                                                (DOLLARS IN THOUSANDS)
Service cost................................................  $  54    $   50    $  762
Interest cost of accumulated postretirement benefit
  obligation................................................    877     1,100     1,181
Expected return on plan assets..............................   (501)     (465)     (426)
Amortization of net actuarial gain..........................    (82)       --        --
Amortization of prior service cost..........................    (29)      (29)       53
                                                              -----    ------    ------
  Total.....................................................  $ 319    $  656    $1,570
                                                              =====    ======    ======

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

The following table reflects the change in the benefit obligation and change in the fair value of Postretirement Care Plan assets:

                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Change in benefit obligation
  Balance at beginning of year..............................   $14,089      $15,903
  Service cost..............................................        54           50
  Interest cost.............................................       877        1,100
  Plan amendments...........................................        --           --
  Actuarial loss (gain).....................................     1,598       (1,879)
  Plan participants' contributions..........................     1,336        1,287
  Benefits paid.............................................    (2,399)      (2,372)
                                                               -------      -------
  Balance at year-end.......................................   $15,555      $14,089
                                                               =======      =======
Change in fair value of plan assets
  Balance at beginning of year..............................   $10,618      $10,033
  Actual return on plan assets..............................       469          659
  Employer contributions....................................       670        1,011
  Plan participants' contributions..........................     1,336        1,287
  Benefits paid.............................................    (2,399)      (2,372)
                                                               -------      -------
  Balance at year-end.......................................   $10,694      $10,618
                                                               =======      =======
Funded status...............................................   $(4,861)     $(3,471)
Unrecognized net actuarial gain.............................      (927)      (2,638)
Unrecognized prior service cost.............................      (403)        (432)
                                                               -------      -------
Accrued benefit cost at year-end............................   $(6,191)     $(6,541)
                                                               =======      =======

The assumed discount rate used to measure the accumulated postretirement benefit obligation (APBO) was 6% for 2003 and 6.5% for 2002. The weighted average healthcare cost trend rate in 2003 was 12%, decreasing to 11% for 2003 and then gradually declining to an ultimate projected rate in 2010 of 5%. A one percent increase or decrease in the assumed healthcare cost trend rate would have changed the total of the 2003 service and interest cost components by $55,900 and ($52,100), respectively, and would have changed the APBO as of December 31, 2003 by $954,000 and ($888,000), respectively.

The APBO has been measured as of December 31, 2003, and Union Planters estimates its contributions to the Postretirement Care Plan will be approximately $670,000 for the year ending December 31, 2004.

Rate of Return Assumption. The assumed long-term rate of return on plan assets was 5% per annum through 2003. However, the assumption was revised down to 4% per annum for future years based on revised expectations about future economic conditions. This assumption represents the expected net annual rate of return on plan assets after taxes and investment related expenses.

Union Planters' long-term rate of return assumption is based on three main factors: 1) asset allocations as defined by the investment policy statement, 2) proprietary asset modeling assumptions, and 3) proprietary modeling technology. The asset allocations used in modeling the long-term rate of return assumption are based on the stated target allocations.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

Union Planters employs a total return approach in determining the long-term rate of return for plan assets. Historical markets are studied for the analysis of the assumed rate of return. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined.

Investment Approach. Union Planters employs an investment approach that has the ability to utilize both taxable and non-taxable fixed income investments. The intent of this strategy is to manage plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. The investment portfolio consists entirely of U.S. fixed income securities.

The allocation of plan assets between major asset categories is shown in the table below. The allocation is as of December 31 for each year. The assets held in cash equivalents are generally above target at year-end due to final employer contributions.

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                              -------------     TARGET
                                                              2003    2002    ALLOCATION
                                                              -----   -----   ----------
Debt securities.............................................    94%     95%      100%
Cash equivalents............................................     6       5         0
                                                               ---     ---       ---
Total assets................................................   100%    100%      100%
                                                               ===     ===       ===

NOTE 16.  INCOME TAXES

The components of income tax expense are as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2003       2002       2001
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
CURRENT TAX EXPENSE
  Federal............................................  $ 94,709   $184,910   $198,329
  State..............................................     8,872      7,183     10,284
                                                       --------   --------   --------
     Total current tax expense.......................   103,581    192,093    208,613
                                                       --------   --------   --------
DEFERRED TAX EXPENSE
  Federal............................................    62,933     41,964     17,926
  State..............................................     1,143      3,867      5,330
                                                       --------   --------   --------
     Total deferred tax expense......................    64,076     45,831     23,256
                                                       --------   --------   --------
     Total income tax................................  $167,657   $237,924   $231,869
                                                       ========   ========   ========

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

Deferred tax assets and liabilities are comprised of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
DEFERRED TAX ASSETS
  Allowance for losses on loans and other real estate.......   $103,402     $135,498
  Employee benefit plans....................................     10,772        8,409
  Deferred compensation plans...............................     20,624       17,162
  Premises and equipment....................................         --        3,285
  Basis difference in investments...........................     40,030       32,064
  Deferred income...........................................     16,549           --
  Other.....................................................     12,749       16,738
                                                               --------     --------
     Total deferred tax assets..............................    204,126      213,156
                                                               --------     --------
DEFERRED TAX LIABILITIES
  Basis difference on FHLB stock............................     33,652       30,590
  Mortgage servicing rights.................................    125,942       89,532
  Unrealized gain on available for sale securities..........      2,320       39,088
  Premises and equipment....................................      8,989           --
  Goodwill and intangibles..................................     35,245       32,278
  Loan origination fees.....................................      4,104        2,579
  Other.....................................................      6,841        4,748
                                                               --------     --------
     Total deferred tax liabilities.........................    217,093      198,815
                                                               --------     --------
     Deferred tax (liability) asset, net....................   $(12,967)    $ 14,341
                                                               ========     ========

A valuation allowance for deferred tax assets was not required at December 31, 2003 or 2002. Management has determined that it is more likely than not that the deferred tax assets could be realized by carrybacks to federal taxable income in the federal carryback period or offset against deferred tax liabilities.

A reconciliation of income tax expense computed at the applicable statutory income tax rate of 35% to actual income tax expense is presented below:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2003       2002       2001
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Computed "expected" tax..............................  $233,020   $268,419   $236,397
State income taxes, net of federal tax benefit.......     6,510      7,183     10,149
Tax-exempt interest, net.............................   (12,983)   (16,944)   (21,313)
Tier 1 capital raising activities, including asset
  restructuring......................................   (39,771)   (17,560)        --
Reversal of a previously established liability.......   (15,000)        --         --
Other, net...........................................    (4,119)    (3,174)     6,636
                                                       --------   --------   --------
  Income tax.........................................  $167,657   $237,924   $231,869
                                                       ========   ========   ========

Income tax expense applicable to securities transactions was $3.9 million for 2003, $8.5 million for 2002 and $3.5 million for 2001.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

NOTE 17.  EARNINGS PER SHARE

The following table sets forth the computation of basic net earnings per share and diluted net earnings per share:

                                                       YEARS ENDED DECEMBER 31,
                                             ---------------------------------------------
                                                 2003            2002            2001
                                             -------------   -------------   -------------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BASIC
  Net earnings.............................  $    498,113    $    528,987    $    443,550
  Less preferred dividends.................          (785)           (976)         (1,388)
                                             ------------    ------------    ------------
  Net earnings applicable to common
     shares................................  $    497,328    $    528,011    $    442,162
                                             ============    ============    ============
  Average common shares outstanding........   195,029,939     201,927,200     205,543,115
                                             ============    ============    ============
  Net earnings per common share -- basic...  $       2.55    $       2.61    $       2.15
                                             ============    ============    ============
DILUTED
  Net earnings applicable to common
     shares................................  $    498,113    $    528,987    $    443,550
  Less forward share repurchase program
     adjustment............................          (645)             --              --
                                             ------------    ------------    ------------
  Net earnings applicable to common
     shares................................  $    497,468    $    528,987    $    443,550
                                             ============    ============    ============
  Average common shares outstanding........   195,029,939     201,927,200     205,543,115
  Stock option adjustment..................     1,619,584       1,708,866       1,142,606
  Preferred stock adjustment...............       733,787         973,391       1,356,816
                                             ------------    ------------    ------------
  Average common shares outstanding........   197,383,310     204,609,457     208,042,537
                                             ============    ============    ============
  Net earnings per common
     share -- diluted......................  $       2.52    $       2.59    $       2.13
                                             ============    ============    ============

Excluded from the computation of diluted shares were options to purchase 3.4 million, 3.6 million and 5.2 million shares that were outstanding at December 31, 2003, 2002 and 2001, respectively, because the exercise price of these options was greater than the average market price of the common shares, and therefore, the effect would be antidilutive.

NOTE 18.  DERIVATIVE FINANCIAL INSTRUMENTS

Union Planters uses derivative financial instruments to manage risk associated with certain assets and liabilities and provide customers with products that meet their business requirements. Union Planters has a policy for its use of derivative financial instruments, setting appropriate limits and oversights, which has been approved by the Board. The Asset/Liability Management Committee reviews the open derivative positions monthly and ensures compliance with established policies. Accounting for all derivatives is in accordance with generally accepted accounting principles.

ASSET AND LIABILITY MANAGEMENT POSITIONS

FAIR VALUE HEDGES. To mitigate interest rate risk associated with certain deposits and debt, Union Planters has entered into interest rate swap agreements that qualify as fair value hedges. The swaps and the related debt are reported on the Consolidated Balance Sheet at current fair value at the end of each period. The changes in fair value of both the hedged item and the swap along with the net interest income

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES or expense on the swap are netted against the interest expense related to the hedged item on the Consolidated Statement of Earnings.

The Company is also exposed to credit and interest-rate risk related to its mortgage inventory from the time a loan is closed until completion of normal post-closing review and the subsequent sale of the loan, normally 60 to 90 days. To mitigate interest rate risk associated with mortgage activities, Union Planters enters into mandatory short-term forward contracts, which are contracts for delayed delivery of mortgages in which the Company agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Risks arise from the possible inability of the counterparties to meet the terms of their contracts and from market movements in securities values and interest rates. These derivative financial instruments are associated with closed loans pending review and sale in fair value hedging relationships to reduce interest rate risk exposure. The fair value adjustment to loans held for resale as a result of these hedging relationships was $6.8 million at December 31, 2003, compared to $46.3 million at December 31, 2002.

The ineffective portion of all fair value hedges had an immaterial impact on interest expense during 2003, 2002 and 2001.

During the first quarter of 2003, Union Planters discontinued the hedging relationship between an interest rate swap agreement and the associated deposits. As a result, the fair value adjustment of the original pool of deposits at the date the hedge was discontinued, $4.3 million, is being amortized as a reduction to interest expense over 47 months, which was the average remaining life of the pool. Subsequently, this interest rate swap agreement was redesignated as a fair value hedge against a different pool of deposits. Amortization related to this discontinued hedge and a similar hedge terminated during 2002 had an immaterial impact on interest expense for all periods affected.

CASH FLOW HEDGES. Union Planters enters into interest rate swap agreements to hedge the variability of future cash flows associated with certain variable-rate loans. At December 31, 2003, an unrealized gain, net of taxes, of $1.7 million was recorded in accumulated other comprehensive income for the effective portion of changes in the fair value of derivatives designated as cash flow hedges. The reclassification from accumulated other comprehensive income to interest income will occur as interest income is accrued on the underlying loans. Net gains of $2.8 million were reclassified to interest income during 2003. Based on current market conditions, it is expected that $5.5 million of gross unrealized gains in accumulated other comprehensive income at December 31, 2003 will be reclassified to interest income over the next 12 months. The change in fair value attributable to hedge ineffectiveness and recorded directly to earnings during 2003 was not material.

OTHER ASSET AND LIABILITY MANAGEMENT DERIVATIVE POSITIONS. The Company's mortgage commitment pipeline is exposed to interest rate risk associated with interest rate lock commitments (IRLCs) extended to individuals who have applied for loan funding and meet certain defined credit and underwriting criteria. IRLCs are considered derivative financial instruments under SFAS No. 133 and are recorded at fair value, with changes in value recorded in current earnings. In addition to the mandatory forward contracts designated in fair value hedging relationships of loans held for resale, Union Planters also enters into both mandatory and optional short-term forward contracts to mitigate interest rate risk associated with IRLCs. (Losses) gains on IRLCs and related derivative contracts totaled a net amount of ($16.5) million during 2003, compared to $10.8 million during 2002 and $(894,000) during 2001.

Union Planters also enters into various derivative instruments to offset changes in fair value of its MSR portfolio. These derivative instruments are marked-to-market and recorded as a component of mortgage banking revenues. Typical derivative instruments used by Union Planters may include interest rate swaps, swaptions, caps and floors. The gain recorded in association with these derivative instruments during 2003 totaled $9.5 million. There was no gain or loss in 2002 or 2001.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

The Company commits to buy certain loans under best efforts commitments, which are agreements whereby a correspondent lender or broker has the option to sell a loan to the Company at a stated price. If the correspondent lender or broker does not exercise the option, no transaction takes place. Under the provisions of SFAS No. 133, the best efforts commitments are defined as derivative financial instruments and therefore, are marked-to-market. The impact on the consolidated financial statements of best efforts commitments was immaterial for all periods presented.

CUSTOMER-RELATED POSITIONS. Union Planters may act as a seller and buyer of both interest rate contracts and foreign exchange contracts to satisfy customer demand for these instruments. Union Planters will minimize interest rate and foreign currency risk by entering into substantially similar offsetting positions with external counterparties. This activity was not considered material for any of the periods presented.

Summary information for all derivative financial instruments follows:

                                               DECEMBER 31, 2003                      DECEMBER 31, 2002
                                      ------------------------------------   ------------------------------------
                                       NOTIONAL    DERIVATIVE   DERIVATIVE    NOTIONAL    DERIVATIVE   DERIVATIVE
                                        VALUE        ASSET      LIABILITY      VALUE        ASSET      LIABILITY
                                      ----------   ----------   ----------   ----------   ----------   ----------
                                                                (DOLLARS IN THOUSANDS)
FAIR VALUE HEDGES
  Forward contracts (loans held for
     resale)........................  $  748,004    $    --      $(6,766)    $2,064,850    $    --      $(45,963)
  Interest rate swaps (deposits)....     150,000      3,590           --        150,000      4,480            --
  Interest rate swaps (long-term
     debt)..........................   1,785,000      7,300      (11,542)       285,000     13,391            --
CASH FLOW HEDGES
  Interest rate swaps (loans).......     825,000      3,248          (11)            --         --            --
OTHER DERIVATIVE INSTRUMENTS
  Interest rate locks...............     507,540        749           --      1,546,481     18,747            --
  Forward contracts.................     392,246         --       (1,254)       985,150         --        (2,871)
  Options on forward contracts......     140,000        194           --         40,000        313            --
  Swaptions.........................   2,850,000     45,763           --             --         --            --

NOTE 19. OTHER FINANCIAL INSTRUMENTS

CREDIT EXTENSION INSTRUMENTS. In the normal course of business, Union Planters becomes a party to various types of financial instruments in order to meet the financing needs of its customers. These instruments involve elements of credit risk limited to the contractual amount of the instrument and are not reflected in the accompanying consolidated financial statements. Union Planters follows the same credit policies in making commitments and contractual obligations as it does for on-balance-sheet instruments. In addition, controls for these instruments related to approval, monetary limits and monitoring procedures are established by the Union Planters Directors' Loan Committee.

Commitments to extend credit are legally binding agreements to extend credit to customers for specific purposes, at stipulated rates, with fixed expiration and review dates if the conditions in the agreement are met and may require payment of a fee. Since many of the commitments normally expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held, if any, varies but may include accounts receivable; inventory; property, plant and equipment; income-producing properties or securities.

Letters of credit are conditional commitments issued by Union Planters to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In some cases, Union Planters holds various types of

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES collateral to support those commitments for which collateral is deemed necessary. The outstanding letters of credit expire between 2004 and 2015.

The following table presents the contractual amounts of these types of instruments:

                                                                 CONTRACT AMOUNT
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2003         2002
                                                              --------     --------
                                                              (DOLLARS IN MILLIONS)
Commitments to extend credit................................   $5,372       $5,858
Standby, commercial and similar letters of credit...........      679          614

WHEN ISSUED SECURITIES. When issued securities are commitments to either purchase or sell securities when, as and if they are issued. The trades are contingent upon the actual issuance of the security. These transactions represent conditional commitments made by Union Planters, and risk arises from the possible inability of the counterparties to meet the terms of their contracts and from market movements in securities values and interest rates.

The following table presents the notional amounts of these types of instruments:

                                                              NOTIONAL AMOUNT
                                                               DECEMBER 31,
                                                              ---------------
                                                              2003      2002
                                                              -----     -----
                                                                (DOLLARS IN
                                                                 MILLIONS)
When-issued securities
  Commitments to sell.......................................  $191       $62
  Commitments to purchase...................................    58        46

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

NOTE 20. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values and fair values of Union Planters' financial instruments are summarized as follows:

                                          DECEMBER 31, 2003         DECEMBER 31, 2002
                                       -----------------------   -----------------------
                                        CARRYING                  CARRYING
                                         VALUE      FAIR VALUE     VALUE      FAIR VALUE
                                       ----------   ----------   ----------   ----------
                                                    (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS
  Cash and short-term investments....  $1,746,376   $1,746,376   $1,246,355   $1,246,355
  Trading account assets.............     343,089      343,089      266,322      266,322
  Loans held for resale..............     832,474      832,775    2,400,210    2,400,210
  Available for sale securities......   4,955,877    4,955,877    5,467,283    5,467,283
  Net loans..........................  21,665,211   22,026,594   22,423,801   22,940,106
  Mortgage servicing rights, net.....     352,105      352,810      264,295      265,154
FINANCIAL LIABILITIES
  Noninterest-bearing deposits.......  $5,384,335   $5,384,335   $5,035,464   $5,035,464
  Interest-bearing deposits..........  17,761,849   17,883,682   18,294,976   18,484,894
  Short-term borrowings..............   2,451,285    2,451,285    3,637,610    3,637,610
  Short- and medium-term senior
     notes...........................     597,892      635,032      600,045      625,487
  Federal Home Loan Bank advances....     428,903      452,975      960,029      993,677
  Other long-term debt, excluding
     capital lease obligations.......   1,598,405    1,714,172    1,227,035    1,349,413
OTHER FINANCIAL INSTRUMENTS
  Interest rate swaps................  $    2,585   $    2,585   $   17,871   $   17,871
  Mandatory and optional forward
     contracts.......................      (7,826)      (7,826)     (48,522)     (48,522)
  Interest rate locks................         749          749       18,747       18,747
  Swaptions..........................      45,763       45,763           --           --

Union Planters uses the following methods and assumptions in estimating the fair value for financial instruments:

CASH AND SHORT-TERM INVESTMENTS. The carrying amount for cash and short-term investments approximates the fair value of the assets. Included in this classification are cash and due from banks (non-earning assets), federal funds sold, securities purchased under agreements to resell and interest-bearing deposits at financial institutions.

TRADING ACCOUNT ASSETS. These instruments are carried in the Consolidated Balance Sheet at values that approximate their fair values, which is determined based on model pricing giving consideration to the interest rates and weighted-average maturities of the underlying instruments, counterparty credit quality and interest rate yield curves. The calculated valuations are periodically confirmed with recognized derivative dealers.

LOANS HELD FOR RESALE. These instruments are carried in the Consolidated Balance Sheet at the lower of cost or fair value on an aggregate basis unless the loans are part of a qualifying and effective hedging relationship. Substantially all of the Company's mortgage loans originated for sale into the secondary market are hedged with derivative financial instruments in a qualifying and effective hedging relationship. As a result, substantially all such loans are carried at fair value.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

INVESTMENT SECURITIES. Fair values of these instruments are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on the quoted values of similar instruments.

LOANS. The fair values of loans are estimated using discounted cash flow analyses and using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and risk. The fair value of nonaccrual loans and the allowance for losses on loans are approximated by their book values.

MORTGAGE SERVICING RIGHTS. The fair values of MSRs are estimated using discounted cash flow analyses utilizing estimated portfolio prepayment speeds and market discount rates.

DEPOSITS. The fair values of demand deposits (i.e., checking accounts, savings accounts, money market deposit accounts and NOW accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The fair values of time deposits (i.e., certificates of deposit, IRAs, investment savings, etc.) are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these instruments to a schedule of aggregated expected monthly maturities on time deposits.

SHORT-TERM BORROWINGS. The carrying amounts of short-term FHLB advances, federal funds purchased, overnight time deposits and other short-term borrowings approximate their fair values. The fair value of securities sold under agreements to repurchase is estimated using discounted cash flow analyses and using current federal funds rates.

SHORT- AND MEDIUM-TERM SENIOR NOTES. The fair value of these notes is estimated from market quotes. If market quotes are not available, fair values are based on quoted values of similar instruments.

FEDERAL HOME LOAN BANK ADVANCES. The carrying value of variable rate/LIBOR-based advances approximates their fair values. The fair value of fixed-rate advances is estimated using discounted cash flows and using the FHLB quoted rates of borrowing for advances with similar terms.

OTHER LONG-TERM DEBT. The carrying value of variable rate/LIBOR-based debt instruments approximates their fair values. The fair value of fixed-rate long-term debt is estimated from market quotes. If market quotes are not available, fair values are based on quoted values of similar instruments.

OTHER FINANCIAL INSTRUMENTS. The fair value of interest rate swaps is calculated using market interest rates. The calculated valuations are periodically confirmed with recognized derivative dealers. The fair value of forward contracts is based on current market quotes. The fair value of interest rate locks is calculated using market interest rates.

NOTE 21.  LINES OF BUSINESS REPORTING

Union Planters is managed along both traditional and nontraditional banking lines. During 2002, Union Planters enhanced the way operating results are reported to and reviewed by management including the allocation of certain expenses. As a result, Union Planters' now has two reportable business segments, Banking and Mortgage Banking. All business segment information for 2001 has been restated on a basis consistent with that for 2002 and 2003. Other lines of business are evaluated by management, although none of the other operations meets the criteria for as a separate reportable business segment.

Banking includes the traditional deposit taking and lending functions of a bank, including consumer, commercial and corporate lending, retail banking and consumer services normally furnished by a bank. The Banking unit is managed along local and regional geographic lines. Mortgage Banking includes the origination of fixed and adjustable-rate mortgage loans, to be retained in the UPB portfolio, and for sale to specific investors. Not all mortgage loans are reported in Mortgage Banking, some are reported in Banking. Mortgage Banking also provides servicing for loans sold by UPB. Nontraditional services such as SBA loan

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES trading, financial services (annuities, trust, insurance products and brokerage services), factoring operations and professional employment services are managed separately but do not rise to the level of a reportable business segment.

The accounting policies of the Banking and Mortgage Banking units are the same as those of Union Planters described in Note 1. Costs of funds are allocated between funds providers and funds users. Transactions between business units are primarily conducted at book value.

The following table presents selected segment information for Banking, Mortgage Banking, the Other Operating Units and the Parent Company. The Parent Company is primarily the funding source for acquisition activities.

                                                            OTHER
                                                          OPERATING      PARENT
                           BANKING     MORTGAGE BANKING     UNITS      COMPANY(1)   CONSOLIDATED
                         -----------   ----------------   ----------   ----------   ------------
                                                 (DOLLARS IN THOUSANDS)
YEAR ENDED DECEMBER 31,
  2003
Net interest income....  $ 1,034,186      $  141,398      $   52,515   $  (31,501)  $ 1,196,598
Provision for losses on
  loans................     (107,062)        (30,042)        (44,435)          --      (181,539)
Noninterest income.....      553,940          46,119         164,430          853       765,342
Noninterest expense....     (801,899)       (160,676)       (143,045)      (9,011)   (1,114,631)
                         -----------      ----------      ----------   ----------   -----------
Earnings before income
  taxes................  $   679,165      $   (3,201)     $   29,465   $  (39,659)  $   665,770
                         ===========      ==========      ==========   ==========   ===========
Average assets.........  $27,053,452      $3,750,904      $1,297,460   $1,098,041   $33,199,857
                         ===========      ==========      ==========   ==========   ===========
YEAR ENDED DECEMBER 31,
  2002
Net interest income....  $ 1,176,115      $  116,063      $   52,372   $  (54,969)  $ 1,289,581
Provision for losses on
  loans................     (157,672)        (25,392)        (14,837)          --      (197,901)
Noninterest income.....      434,013         149,599         159,119        9,038       751,769
Noninterest expense....     (803,422)       (124,183)       (145,986)      (2,947)   (1,076,538)
                         -----------      ----------      ----------   ----------   -----------
Earnings before income
  taxes................  $   649,034      $  116,087      $   50,668   $  (48,878)  $   766,911
                         ===========      ==========      ==========   ==========   ===========
Average assets.........  $27,894,130      $3,042,565      $1,277,922   $  402,909   $32,617,526
                         ===========      ==========      ==========   ==========   ===========
YEAR ENDED DECEMBER 31,
  2001
Net interest income....  $ 1,167,591      $   91,606      $   53,652   $  (36,769)  $ 1,276,080
Provision for losses on
  loans................      (92,613)        (28,025)        (11,325)          --      (131,963)
Noninterest income.....      470,982          82,712         156,778        1,509       711,981
Noninterest expense....     (886,072)       (122,572)       (157,212)     (14,823)   (1,180,679)
                         -----------      ----------      ----------   ----------   -----------
Earnings before income
  taxes................  $   659,888      $   23,721      $   41,893   $  (50,083)  $   675,419
                         ===========      ==========      ==========   ==========   ===========
Average assets.........  $29,586,265      $3,070,431      $1,372,068   $  181,107   $34,209,871
                         ===========      ==========      ==========   ==========   ===========

---------------

(1) Parent Company noninterest income and earnings before taxes are net of the intercompany dividend eliminations of $793 million in 2003, $363 million in 2002 and $278 million in 2001.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

NOTE 22. UNION PLANTERS CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                            CONDENSED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
  Cash and cash equivalents at subsidiary banks.............  $  884,421   $  311,578
  Investment securities available for sale..................     146,571      135,465
  Investment in bank and bank holding company
     subsidiaries...........................................   3,282,285    3,363,046
  Investment in nonbank subsidiaries........................      38,223       14,950
  Other assets..............................................     126,447      354,805
                                                              ----------   ----------
     TOTAL ASSETS...........................................  $4,477,947   $4,179,844
                                                              ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Long-term debt (Note 9)...................................  $1,297,089   $  890,017
  Other liabilities.........................................     115,219       63,545
  Shareholders' equity (Note 10)............................   3,065,639    3,226,282
                                                              ----------   ----------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............  $4,477,947   $4,179,844
                                                              ==========   ==========

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                        CONDENSED STATEMENT OF EARNINGS

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2003       2002       2001
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
INCOME
  Dividends from bank and bank holding company
     subsidiaries....................................  $532,425   $622,029   $274,337
  Dividends from nonbank subsidiaries................       576        507      3,388
  Fees and interest from subsidiaries................        --      4,059     16,681
  Interest and dividends on investments, loans and
     interest-bearing deposits at other financial
     institutions....................................    16,507     13,168      8,378
  Other income.......................................       602      4,775      1,509
                                                       --------   --------   --------
       Total income..................................   550,110    644,538    304,293
                                                       --------   --------   --------
EXPENSES
  Interest expense...................................    48,009     67,934     61,828
  Other expense......................................     9,011      2,947     14,823
                                                       --------   --------   --------
       Total expenses................................    57,020     70,881     76,651
                                                       --------   --------   --------
     EARNINGS BEFORE INCOME TAXES AND EQUITY IN
       UNDISTRIBUTED EARNINGS OF SUBSIDIARIES........   493,090    573,657    227,642
Tax benefit..........................................   (17,127)   (20,351)   (17,709)
                                                       --------   --------   --------
     EARNINGS BEFORE EQUITY IN UNDISTRIBUTED EARNINGS
       OF SUBSIDIARIES...............................   510,217    594,008    245,351
Equity in undistributed (loss) earnings of
  subsidiaries.......................................   (12,104)   (65,021)   198,199
                                                       --------   --------   --------
       NET EARNINGS..................................  $498,113   $528,987   $443,550
                                                       ========   ========   ========

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                       CONDENSED STATEMENT OF CASH FLOWS

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2003       2002       2001
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
  Net earnings.......................................  $498,113   $528,987   $443,550
  Equity in undistributed loss (earnings) of
     subsidiaries....................................    12,104     65,021   (198,199)
  Deferred income tax benefit........................    (5,961)    (6,077)    (1,098)
  Other, net.........................................   263,268   (258,920)    39,379
                                                       --------   --------   --------
     Net cash provided by operating activities.......   767,524    329,011    283,632
                                                       --------   --------   --------
INVESTING ACTIVITIES
  Purchases of available for sale securities.........   (24,870)   (66,902)  (182,200)
  Proceeds from sales of available for sale
     securities......................................    15,863     63,804    144,890
  Net (increase) decrease in investment in and
     receivables from subsidiaries...................    (9,679)     7,144    (34,445)
  Sales of premises and equipment, net...............        --         --      5,991
  Other, net.........................................       (33)        --         --
                                                       --------   --------   --------
     Net cash (used) provided by investing
       activities....................................   (18,719)     4,046    (65,764)
                                                       --------   --------   --------
FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt, net......   496,290         --    495,850
  Repayment of long-term debt........................   (74,500)        --         --
  Proceeds from issuance of common stock, net........    43,485     23,442     12,497
  Cash paid for fractional shares relating to stock
     split...........................................        --       (342)        --
  Purchase and retirement of common stock............  (379,429)  (292,841)   (87,692)
  Cash dividends paid................................  (261,371)  (270,152)  (274,691)
  Other, net.........................................      (437)        --         --
                                                       --------   --------   --------
     Net cash (used) provided by financing
       activities....................................  (175,962)  (539,893)   145,964
                                                       --------   --------   --------
Net increase (decrease) in cash and cash
  equivalents........................................   572,843   (206,836)   363,832
Cash and cash equivalents at the beginning of the
  year...............................................   311,578    518,414    154,582
                                                       --------   --------   --------
Cash and cash equivalents at the end of the year.....  $884,421   $311,578   $518,414
                                                       ========   ========   ========

NONCASH ACTIVITIES. See Note 2 and Note 10, respectively, regarding business combinations in 2003, 2002 and 2001 and the conversions of Series E Preferred Stock.

NOTE 23. CONTINGENT LIABILITIES

Union Planters and/or its subsidiaries are parties to various legal proceedings that have arisen in the ordinary course of business and are parties to various pending civil actions, all of which are being defended vigorously. Certain proceedings previously outstanding have been substantially settled within previously estimated amounts. Management is of the opinion, based upon present information, including evaluations by outside counsel, that neither Union Planters' financial position, results of operations nor liquidity will be materially affected by the ultimate resolution of pending or threatened legal proceedings. Activity affecting the Company's litigation reserve (i.e., provision for losses and settlement of claims) was not material to the Company's operations for any period in the three-year period ended December 31, 2003.

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                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 24. SUBSEQUENT EVENT

On January 22, 2004, Union Planters and Regions Financial Corporation (Regions) entered into a definitive merger agreement. Regions, headquartered in Birmingham, Alabama, is a full-service provider of banking, securities brokerage, mortgage and insurance products and services. Upon completion of the merger, the combined company and its banking operations will be headquartered in Birmingham while Morgan Keegan, Regions' securities brokerage subsidiary, along with the combined mortgage business, will be headquartered in Memphis. Terms of the agreement call for the formation of a new holding company named New Regions Financial Corporation. In the transaction, each share of Union Planters' common stock will be converted into the right to receive one share of the new company stock, and each share of Regions' common stock will be converted into the right to receive 1.2346 shares of the new company common stock. The acquisition is subject to regulatory and shareholder approvals and other customary closing conditions. The transaction is expected to be completed in mid 2004. As a result of the merger, certain change-in-control provisions will be triggered related to the Union Planters' 401(k) Retirement Savings Plan and various stock incentive plans that will result in the immediate vesting of these benefits. In addition, in connection with the merger and pursuant to the terms of the series, all outstanding shares of Union Planters Cumulative, Convertible, Preferred Stock, Series E, will be redeemed on March 31, 2004.

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